     As filed with the Securities and Exchange Commission on March 29, 2004.

Registration No. 333-113832

US SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-10
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

FAIRFAX FINANCIAL HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Canada	6331	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7 (416) 367-4941
(Address and telephone number of Registrant’s principal executive offices)

CT CORPORATION SYSTEM
111 Eighth Avenue, 13th Floor, New York, NY 10011
(212) 894-8700
(Name, address and telephone number of agent for service in the United States)

Copies to:

Eric P. Salsberg	Brice T. Voran	David A. Chaikof
Vice President, Corporate Affairs	Shearman & Sterling LLP	Torys LLP
Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, Canada M5J 2N7 Telephone (416) 367-4941	Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario, Canada M5L 1E8 Telephone (416) 360-8484	70 Wellington Street West, Suite 3000 Box 270, TD Centre Toronto, Ontario, Canada M5K 1N2 Telephone (416) 865-0040

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒	At some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Offering Price per Unit	Offering Price(1)	Registration Fee(2)

7 3/4% senior notes due 2012	$368,534,250	100%	$368,534,250	$43,940.73 (3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).
(2)	Calculated pursuant to General Instruction II.H. of Form F-10.
(3)	$29,517.93 of this registration fee was paid concurrently with the filing of the Registration Statement on March 23, 2004. The remaining $14,422.80 is being paid concurrently with the filing of this Amendment No. 1 to the Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, as amended, may determine.

PART I
PART II
PART III
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX
EX-5.1

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Prospectus

Fairfax Financial Holdings Limited

Offer to Exchange up to $275,000,000 of 7 3/8% Notes Due 2006

and $170,000,000 of 6 7/8% Notes Due 2008
for Cash and New 7 3/4% Senior Notes Due 2012

The Exchange Offer

•	In the exchange offer, we are offering to exchange, as set out in the table below, a combination of:

•	a specified amount of cash, including a purchase payment and, in the case of tenders prior to the early participation date (as defined below), an early participation payment, which we refer to together as the “total cash amount,” plus

•	a specified amount of our new 7 3/4% senior notes due 2012 (the “new notes”),

   for each $1,000 principal amount of our outstanding 7 3/8% Notes Due 2006 (the “2006 Notes”) or 6 7/8% Notes Due 2008 (the “2008 Notes” and, together with the 2006 Notes, the “old notes”). You will also be paid accrued and unpaid interest in cash on old notes that we acquire in the exchange to but not including the settlement date (as defined below), which we currently expect to be April 29, 2004.

•	The early participation payment component of the total cash amount will only be paid to you if you validly tender your old notes at or prior to 5:00 p.m., New York City Time, on April 8, 2004, which date we refer to as the “early participation date.”

•	The exchange offer will expire at 5:00 p.m., New York City Time, on April 26, 2004, unless we extend the offer.

•	The cash and principal amount of new notes that you will receive for each $1,000 principal amount of each series of old notes is as follows:

			Cash

	Principal	Old Notes		Early	Total	New Note	Total
	Amount	to be	Purchase	Participation	Cash	Principal	Cash and
CUSIP Number	Outstanding	Exchanged	Payment	Payment	Amount	Amount	New Notes

303901AJ1	$275,000,000	7 3/8% Notes due 2006	$303.33	$30.00	$333.33	$746.67	$1,080.00

303901AF9	$170,000,000	6 7/8% Notes due 2008	$70.00	$30.00	$100.00	$960.00	$1,060.00

You should consider the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Dealer Managers

Banc of America Securities LLC	Citigroup	RBC Capital Markets

         March 29, 2004

      (cover page continued on next page)

(cover page continued)

•	As described more fully in this prospectus, the exchange offer is subject to certain conditions. The exchange offer is not subject to any condition as to a minimum or maximum principal amount of old notes that we will accept for tender.

•	You may withdraw tenders of old notes of either series at any time prior to 5:00 p.m., New York City Time, on April 8, 2004.

•	The exchange of the old notes for cash and new notes in the exchange offer will be a taxable event for U.S. federal income tax purposes. See “Certain Income Tax Considerations.”

The New Notes

•	The new notes will mature on April 26, 2012 and will bear interest from the settlement date at an annual rate of 7 3/4%. Interest will be payable semi-annually on each April 30 and October 31, commencing on November 1, 2004, being the first business day following October 31, 2004.

•	The new notes will be our direct, unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness.

•	All other terms of the new notes will be substantially identical to those of the old notes. The new notes will be issued under the same indenture and have the same covenants as the old notes. For a description of the terms of the new notes and the indenture pursuant to which the new notes will be issued, see “Description of the New Notes.”

      We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to financial statements of U.S. companies.

      Owning the securities may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully. You should consult your own counsel, accountant or other advisors for legal, tax, business, financial and related advice regarding the exchange offer.

      Prospective investors should be aware that, during the period of the exchange offer, we or our affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

      Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and certain of the experts named in this prospectus are Canadian residents, and many of our assets are located in Canada.

      Neither the U.S. Securities and Exchange Commission nor any state or provincial securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      You should rely only on the information contained in or incorporated by reference into this prospectus. References to this “prospectus” include documents incorporated by reference therein. See “Documents Incorporated by Reference.” The information in or incorporated by reference into this prospectus is current only as of its date. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer these securities.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

      We are a corporation organized under the laws of Canada and some of our assets are located in, and most of our directors and most of our officers are residents of, Canada. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Torys LLP, our Canadian counsel, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

i

PRESENTATION OF OUR FINANCIAL INFORMATION

      As the majority of our operations are in the United States or conducted in U.S. dollars, effective December 31, 2003, we report our consolidated financial statements in U.S. dollars in order to provide more meaningful information to users of our financial statements. Unless otherwise indicated, historical financial information contained in this prospectus and in our audited consolidated financial statements for the year ended December 31, 2003 and our management’s discussion and analysis for such financial statements, each incorporated by reference herein, has been restated in U.S. dollars based on currency exchange rates in effect during the period being restated. All other financial information incorporated by reference in this prospectus has been presented in Canadian dollars. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars, references to “$” and “dollars” are to U.S. dollars, and references to “Cdn$” are to Canadian dollars.

      Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differ from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of the material differences between Canadian GAAP and U.S. GAAP as they relate to our financial statements, see note 19 to our audited consolidated financial statements for the year ended December 31, 2003 incorporated by reference into this prospectus.

EXCHANGE RATE DATA

      The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in U.S. dollars, the exchange rate at the end of such period and the average of such exchange rates for each day during such period, based on the inverse of the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

	Year Ended December 31,

	1999	2000	2001	2002	2003

Low	0.6535	0.6410	0.6241	0.6200	0.6349
High	0.6925	0.6969	0.6697	0.6619	0.7738
Period End	0.6925	0.6669	0.6279	0.6329	0.7738
Average	0.6730	0.6732	0.6457	0.6368	0.7136

      On March 26, 2004, the inverse of the noon buying rate was $0.7579 = Cdn$1.00.

FORWARD-LOOKING STATEMENTS

      Any statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “project,” “expect,” “plan,” “intend,” “predict,” “estimate,” “will likely result,” “will seek to” or “will continue” and similar expressions identify forward-looking statements. These forward-looking statements relate to, among other things, our plans and objectives for future operations and underwriting profits. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We are under no obligation to update or alter such forward-looking statements as a result of new information, future events or otherwise. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus, or in documents incorporated by reference herein, include, but are not limited to:

•	a reduction in net income if our loss reserves are insufficient;

•	underwriting losses on the risks we insure that are higher or lower than expected;

•	insufficient reserves for asbestos, environmental and other latent claims;

ii

•	the lowering or loss of one of our subsidiaries’ financial or claims-paying ability ratings;

•	an inability to realize our investment objectives;

•	changes in economic conditions, including interest rates and the securities markets, which could affect our investment portfolio;

•	exposure to credit risk in the event our reinsurers fail to make payments to us under our reinsurance arrangements;

•	exposure to credit risk in the event our insureds fail to pay premiums that are owed to us or fail to reimburse us for deductibles that are paid by us on their behalf;

•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates;

•	a decrease in the level of demand for our subsidiaries’ reinsurance or insurance products, or increased competition in the insurance industry;

•	the cycle of the insurance market, which can determine our and our competitors’ premium rates and capacity to write new business;

•	our inability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	our dependence on independent brokers over whom we exercise little control;

•	adverse fluctuations in foreign currency exchange rates;

•	assessments and shared market mechanisms which can adversely affect our U.S. insurance subsidiaries;

•	our failure to realize future income tax assets;

•	loss of key employees;

•	the influence exercisable by our controlling shareholder;

•	the passage of legislation subjecting our businesses to additional supervision or regulation, including additional tax regulation, in the United States, Canada or other jurisdictions in which we operate;

•	our inability to obtain required levels of capital on favorable terms, if at all;

•	our inability to access our subsidiaries’ cash;

•	the failure of any of the loss limitation methods we employ;

•	an impairment in the value of our goodwill; and

•	risks associated with implementing our business strategies.

      See “Risk Factors” for a further discussion of these risks and uncertainties.

iii

SUMMARY

      This brief summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. We urge you to carefully read and review the entire prospectus and the documents incorporated by reference herein, including our historical financial statements for the year ended December 31, 2003 and the notes to those financial statements. You should read “Risk Factors” beginning on page 11 for more information about important factors that you should consider before making a decision to participate in the exchange offer.

      Unless the context otherwise requires, the terms “Fairfax,” “Company,” “we,” “us” and “our” refer to Fairfax Financial Holdings Limited and its subsidiaries; the term “TIG” refers to TIG Holdings, Inc., our wholly-owned subsidiary; the term “OdysseyRe” refers to our public reinsurance business, Odyssey Re Holdings Corp. and its subsidiaries; the term “Crum & Forster” refers to our wholly-owned U.S. property and casualty insurance business, Crum & Forster Holdings Corp. and its subsidiaries; the term “Northbridge” refers to our public Canadian property and casualty insurance business, Northbridge Financial Corporation and its subsidiaries; the term “Hamblin Watsa” refers to our wholly-owned investment management subsidiary, Hamblin Watsa Investment Counsel Ltd; and the term “Lindsey Morden” refers to our claims adjusting subsidiary, Lindsey Morden Group Inc. and its subsidiaries. All references in this prospectus to “$” or “dollars” refer to U.S. dollars and all references to “Cdn$” refer to Canadian dollars, unless otherwise indicated.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Our Company

      We are a financial services holding company primarily engaged in property and casualty insurance and reinsurance. We operate through a decentralized operating structure, with autonomous management teams applying a focused underwriting strategy to our markets. We seek to differentiate ourselves by combining disciplined underwriting with the investment of our assets on a total return basis, which we believe provides above-average returns over the long-term. We provide a full range of property and casualty products, maintaining a diversified portfolio of risks across classes of business, geographic regions, and types of insureds. The United States is our largest market, accounting for 56.0% of net premiums earned for the year ended December 31, 2003, while Canadian and international markets accounted for 19.9% and 24.1% of net premiums earned, respectively.

      For the year ended December 31, 2003, we had total revenue of $5.7 billion and net income of $271.1 million. At December 31, 2003, we had cash and invested assets of $12.6 billion, total assets of $25.0 billion and shareholders’ equity of $2.9 billion. For the year ended December 31, 2003, we generated gross premiums written and net premiums written of $5.5 billion and $4.4 billion, respectively. The following table sets forth net premiums written by each segment for the year ended December 31, 2003:

	$	%

	(dollars in millions)
Reinsurance (OdysseyRe)	$2,153.6	48.5%
U.S. insurance	1,153.7	25.9
Canadian insurance (Northbridge)	802.3	18.0
Runoff and other	338.5	7.6

Net Premiums Written	$4,448.1	100.0%

      Our senior management team is led by Mr. Prem Watsa, who has been our Chairman and Chief Executive Officer since September 1985. Mr. Watsa holds 12.7% of all classes of our outstanding shares while controlling 55.3% of the votes associated with our outstanding shares. In total, our officers and directors hold 15.5% of all classes of our outstanding shares.

Deleveraging Plan

      We have established a deleveraging plan which is intended to strengthen our debt ratings to investment grade. As part of this plan, we intend to reduce our financial leverage through the reduction of our holding company debt and growth in shareholders’ equity. During the three months ending December 31, 2003, we reduced our holding company debt by $73.6 million. Reduction of our holding company debt may be achieved through the redeployment of excess capital generated by our operating subsidiaries and cash generated by a range of financing activities which may be completed from time to time. While we can not be assured that we will achieve an upgrade of our debt ratings, we believe our deleveraging plan will increase our financial strength and enhance the financial strength ratings of our insurance companies.

      As part of our ongoing commitment to maintain financial flexibility, we will continue to maintain amounts of holding company cash and marketable securities which we consider appropriate. As of December 31, 2003, we maintained holding company cash and marketable securities of $410.2 million, a portion of which will be used as part of the exchange offer. In addition to this amount and our other assets, our holding company liquidity is further strengthened by interests in two public company subsidiaries. We currently hold 28.36 million common shares of Northbridge at the holding company, which have a market value of $542.1 million based on the closing price of Northbridge on the Toronto Stock Exchange on March 26, 2004. In addition, there are 28.37 million shares of OdysseyRe with a market value of $752.2 million, based on the closing price of OdysseyRe on the New York Stock Exchange on March 26, 2004, which will be released to the holding company during 2004 from a trust being held for the benefit of TIG Insurance Company, subject to regulatory approval. We also hold interests in Northbridge and OdysseyRe through our insurance subsidiaries.

SUMMARY OF THE EXCHANGE OFFER

Purpose of the Exchange Offer	To reduce and refinance a portion of our outstanding debt and diversify our debt maturity profile consistent with our deleveraging plan.

Terms of the Exchange Offer	We are offering to exchange, as set out in the table below, a combination of:

• a specified amount of cash, which we refer to as the “total cash amount,” including a purchase payment and an early participation payment, plus

• a specified amount of our new 7 3/4% senior notes due 2012 (the “new notes”),

for

• each $1,000 principal amount of our 7 3/8% notes due March 15, 2006 (the “2006 Notes”); or

• each $1,000 principal amount of our 6 7/8% notes due April 15, 2008 (the “2008 Notes” and, together with the 2006 Notes, the “old notes”).

The cash and principal amount of new notes that you will receive for each $1,000 principal amount of each series of old notes is as follows:

			Cash

	Old Notes	Principal		Early	Total	New Note	Total
	to be	Amount	Purchase	Participation	Cash	Principal	Cash and
CUSIP Number	Exchanged	Outstanding	Payment	Payment	Amount	Amount	New Notes

303901AJ1	2006 Notes	$275,000,000	$303.33	$30.00	$333.33	$746.67	$1,080.00
303901AF9	2008 Notes	$170,000,000	$70.00	$30.00	$100.00	$960.00	$1,060.00

You will also be paid accrued and unpaid interest in cash to but not including the settlement date on old notes that we acquire in the exchange.

The new notes will accrue interest from the settlement date at a rate of 7 3/4% per annum on the principal amount. Interest will be payable semi-annually on each April 30 and October 31, commencing on November 1, 2004, being the first business day following October 31, 2004. The new notes will mature on April 26, 2012.

All other terms of the new notes will be substantially identical to those of the old notes. The new notes will be issued under the same indenture, and will have the same covenants, as the old notes. For a description of the terms of the new notes and the indenture pursuant to which the new notes will be issued, see “Description of the New Notes.”

Outstanding old notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. If under the terms of the exchange offer any tendering holder is entitled to receive new notes in a principal amount that is not an integral multiple of $1,000, we will reduce the principal amount of that holder’s new notes to the nearest $1,000 and substitute a cash payment equal to the principal amount by which that holder’s new notes are reduced.

Subject to the satisfaction or waiver of specified conditions, we will exchange the cash and new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

Early Participation Date	Old notes must be tendered at or prior to 5:00 p.m., New York City time, on April 8, 2004 to receive the early participation payment.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on April 26, 2004, unless we extend the offer.

Settlement Date	The cash will be paid and the new notes will be issued in exchange for the old notes in the exchange offer, if consummated, on the third business day following the expiration date of the exchange offer or as soon as practicable thereafter, which date we refer to as the “settlement date.” We currently expect the settlement date to be April 29, 2004.

Withdrawal of Tenders	Tenders of old notes of either series may be withdrawn at any time prior to 5:00 p.m., New York City time, on April 8, 2004, which date we refer to as the “withdrawal deadline.” Tenders of old notes may not be withdrawn after the withdrawal deadline unless we are required by law to permit withdrawal. See “The Exchange Offer — Withdrawal of Tenders.”

Taxation	The exchange of old notes for new notes in the exchange offer will be a taxable event for U.S. federal income tax purposes. See “Certain Income Tax Considerations — Certain United States Federal Income Tax Considerations.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive in our absolute discretion. The exchange offer is not subject to any condition as to a minimum or maximum principal amount of old notes that we will accept for tender. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering	If you wish to accept the exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, referred to as “DTC”, must tender old notes through the Automated Tender Offer Program, known as ATOP, maintained by DTC, by which such custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

Consequences of Failure to Exchange	For a description of the consequences of a failure to exchange the old notes, see “Risk Factors — Risks Relating to Tendering Old Notes for New Notes.”

Exchange Agent	D.F. King & Co., Inc. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are on the back cover page of this prospectus.

Information Agent	D.F. King & Co., Inc. is the information agent for the exchange offer. The address and telephone number of the information agent are on the back cover page of this prospectus.

Dealer Managers	Banc of America Securities LLC, Citigroup Global Markets Inc. and RBC Capital Markets Corporation are the dealer managers for the exchange offer. The addresses and telephone numbers of the dealer managers are on the back cover page of this prospectus.

SUMMARY OF THE NEW NOTES

Issuer	Fairfax Financial Holdings Limited

Maturity Date	April 26, 2012

Interest	7 3/4%

Interest will be payable semi-annually on each April 30 and October 31, commencing November 1, 2004, being the first business day following October 31, 2004. Interest will accrue from the settlement date of the exchange offer. You will be paid accrued and unpaid interest to but not including the settlement date on old notes that we acquire in the exchange.

Ranking	The new notes will be direct, unsecured obligations of Fairfax Financial Holdings Limited. The new notes will rank equally and ratably with all of Fairfax Financial Holdings Limited’s existing unsecured and unsubordinated indebtedness. The new notes will also be effectively subordinated to all obligations of Fairfax Financial Holdings Limited’s subsidiaries. At December 31, 2003, the aggregate indebtedness of our subsidiaries was $1.2 billion. See “Risk Factors — Risks Related to the New Notes.”

Concurrent Private Placement of New Notes	Concurrently with this offering, we are making an offer to certain holders of TIG’s 8 1/8% notes due April 15, 2005 to exchange those notes for cash and notes with the same terms as the new notes offered hereby, except for certain transfer restrictions and related provisions. We will subsequently exchange such notes for new notes without transfer restrictions. These new notes will be consolidated and form a single series with the new notes offered hereby. See “Capitalization.”

Restrictive Covenants	The indenture governing the new notes is the indenture governing the old notes and contains covenants that, among other things, limit our ability to:

• create liens on the capital stock of certain of our subsidiaries; and

• enter into specific mergers or consolidations or convey, transfer or lease our properties and assets substantially as an entirety.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of, and accrued interest on, the new notes, see “Description of the New Notes — Events of Default.”

Form and Denomination	The new notes will be issued only in the form of one or more global notes. See “Description of the New Notes — Book-Entry; Delivery and Form.” Each global note will be deposited with DTC, in each case for credit to the account of a direct or indirect participant of DTC. Investors in the global notes who are participants in DTC may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants in DTC may hold their interests indirectly through organizations that are participants in DTC. Interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants, including Euroclear and Clearstream.

Except as set forth under “Description of the New Notes — Certificated Securities,” participants and indirect participants will not be entitled to receive physical delivery of definitive new notes or to have new notes issued and registered in their names and will not be considered the owners or holders of the new notes under the indenture.

Interests in the global notes and the definitive new notes, if any, will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

PORTAL	The new notes will be designated eligible for trading in the Private Offerings, Resale and Trading through Automated Linkage market, known as PORTAL.

Governing Law	The new notes and their governing indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Trustees	The Bank of New York, as the successor U.S. trustee, and CIBC Mellon Trust Company, as the successor Canadian trustee.

Paying Agent	The Bank of New York.

THE COMPANY

      We are a financial services holding company primarily engaged in property and casualty insurance and reinsurance. We operate through a decentralized operating structure, with autonomous management teams applying a focused underwriting strategy to our markets. We seek to differentiate ourselves by combining disciplined underwriting with the investment of our assets on a total return basis, which we believe provides above-average returns over the long-term. We provide a full range of property and casualty products, maintaining a diversified portfolio of risks across classes of business, geographic regions, and types of insureds. The United States is our largest market, accounting for 56.0% of net premiums earned for the year ended December 31, 2003, while Canadian and international markets accounted for 19.9% and 24.1% of net premiums earned, respectively. We have been under current management since September 1985. Our principal executive offices are located at 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7, Canada. Our telephone number is (416) 367-4941.

      We conduct our business through the following segments, with each of our continuing operations maintaining a strong position in its respective markets.

Our reinsurance business is conducted through OdysseyRe, a U.S.-based underwriter of a full range of property and casualty reinsurance on a worldwide basis. We have an 80.6% interest in OdysseyRe, whose common stock is traded on the New York Stock Exchange under the symbol “ORH.”

Our U.S. insurance business provides a full range of commercial property and casualty insurance, principally through Crum & Forster, a national carrier which targets specialty classes of business that emphasize strong technical underwriting expertise. We own all of the equity of Crum & Forster.

Our Canadian insurance business is conducted principally through Northbridge, which provides commercial and personal lines property and casualty insurance in Canada through a wide range of distribution channels. We have a 71.0% interest in Northbridge, whose common shares are traded on the Toronto Stock Exchange under the symbol “NB.”

Our runoff business primarily includes our discontinued business that did not meet our underwriting criteria or strategic objectives and selected business previously written by our other subsidiaries that was put under dedicated runoff management. In addition, our runoff segment also includes third-party runoff operations that we have acquired, which we believe will provide us with the opportunity to earn attractive returns on our invested capital.

      Our invested assets are managed by our wholly-owned investment management subsidiary, Hamblin Watsa. Hamblin Watsa has managed our invested assets since September 1985 and emphasizes a conservative investment philosophy, seeking to invest our assets on a total return basis, which includes realized and unrealized gains over the long-term, using a value-oriented approach.

      For the year ended December 31, 2003, we had total revenue of $5.7 billion and net income of $271.1 million. At December 31, 2003, we had cash and invested assets of $12.6 billion, total assets of $25.0 billion and shareholders’ equity of $2.9 billion. For the year ended December 31, 2003, we generated gross premiums written and net premiums written of $5.5 billion and $4.4 billion, respectively. The following table sets forth net premiums written by each segment for the year ended December 31, 2003:

	$	%

	(dollars in millions)
Reinsurance (OdysseyRe)	$2,153.6	48.5%
U.S. insurance	1,153.7	25.9
Canadian insurance (Northbridge)	802.3	18.0
Runoff and other	338.5	7.6

Net Premiums Written	$4,448.1	100.0%

      Our combined ratio for our ongoing business was 97.6% for the year ended December 31, 2003. The following table sets forth our combined ratio by segment for our operations, excluding runoff, for the year ended December 31, 2003:

Reinsurance (OdysseyRe)	96.9%
U.S. insurance	102.5
Canadian insurance (Northbridge)	92.6

Total	97.6%

      Our senior management team is led by Mr. Prem Watsa, who has been our Chairman and Chief Executive Officer since September 1985. Mr. Watsa holds 12.7% of all classes of our outstanding shares while controlling 55.3% of the votes associated with our outstanding shares. In total, our officers and directors hold 15.5% of all classes of our outstanding shares.

Deleveraging Plan

      We have established a deleveraging plan which is intended to strengthen our debt ratings to investment grade. As part of this plan, we intend to reduce our financial leverage through the reduction of our holding company debt and growth in shareholders’ equity. During the three months ending December 31, 2003, we reduced our holding company debt by $73.6 million. Reduction of our holding company debt may be achieved through the redeployment of excess capital generated by our operating subsidiaries and cash generated by a range of financing activities which may be completed from time to time. While we can not be assured that we will achieve an upgrade of our debt ratings, we believe our deleveraging plan will increase our financial strength and enhance the financial strength ratings of our insurance companies.

      As part of our ongoing commitment to maintain financial flexibility, we will continue to maintain amounts of holding company cash and marketable securities which we consider appropriate. As of December 31, 2003, we maintained holding company cash and marketable securities of $410.2 million, a portion of which will be used as part of the exchange offer. In addition to this amount and our other assets, our holding company liquidity is further strengthened by interests in two public company subsidiaries. We currently hold 28.36 million common shares of Northbridge at the holding company, which have a market value of $542.1 million based on the closing price of Northbridge on the Toronto Stock Exchange on March 26, 2004. In addition, there are 28.37 million shares of OdysseyRe with a market value of $752.2 million, based on the closing price of OdysseyRe on the New York Stock Exchange on March 26, 2004, which will be released to the holding company during 2004 from a trust being held for the benefit of TIG Insurance Company, subject to regulatory approval. We also hold interests in Northbridge and OdysseyRe through our insurance subsidiaries.

SELECTED HISTORICAL FINANCIAL DATA

      The following selected historical financial data should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2003 and the related management’s discussion and analysis thereon that are incorporated by reference in this prospectus.

      The selected historical consolidated financial data for the years ended and as at December 31, 2001, 2002 and 2003 are derived from our audited consolidated financial statements. We prepare our annual consolidated financial statements in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 19 to our audited consolidated financial statements for the year ended December 31, 2003.

      We encourage you to read the consolidated financial statements incorporated by reference in this prospectus because they contain our complete financial statements for the periods presented. Our historical results of operations are not necessarily indicative of future results.

	Years Ended December 31,

	2003	2002	2001

	(dollars in millions, except per share amounts)
Canadian GAAP Statement of Earnings:
Gross premiums written	$5,518.6	$5,173.2	$4,422.7

Net premiums written	4,448.1	4,033.9	3,263.1

Net premiums earned	4,209.0	3,888.6	3,108.9
Interest and dividends	330.1	418.6	440.3
Realized gains	845.9	469.5	138.1
Claims fees	328.9	290.7	274.7

Total revenues	5,713.9	5,067.4	3,962.0

Losses on claims	3,240.6	2,998.7	2,627.8
Operating expenses	1,023.4	927.5	878.3
Commissions, net	776.1	706.2	673.6
Interest expense	146.3	87.0	109.0
Other	—	72.7	149.4

Total expenses	5,186.4	4,792.1	4,438.1

Income (loss) from operations before income taxes	527.5	275.3	(476.1)
Provision for (recovery of) income taxes	191.9	150.0	(250.0)

Income (loss) from operations before extraordinary item	335.6	125.3	(226.1)
Negative goodwill	—	188.4	—

Net income (loss) before non-controlling interests	335.6	313.7	(226.1)
Non-controlling interests	(64.5)	(50.7)	2.3

Net income (loss)	$271.1	$263.0	$(223.8)

Net income (loss) per diluted share	$18.23	$18.20	$(18.13)

Selected Balance Sheet Data (at period end):
Total investments and cash(1)	$12,566.1	$10,642.2	$10,285.8
Total assets	25,018.3	22,224.5	22,200.5
Total shareholders’ equity	2,918.0	2,248.0	2,031.4
Common shareholders’ equity per share	192.81	149.31	132.03

(1)	Includes cash and short-term investments, marketable securities and total portfolio investments. See note 4 to our consolidated financial statements for the year ended December 31, 2003 for a discussion of the components of our portfolio investments.

	Years Ended December 31,

	2003	2002	2001

	(dollars in millions, except per share data)
Selected Financial Ratios:
Reinsurance Operations (OdysseyRe)
Loss & loss adjustment expense ratio(1)	67.5%	68.9%	80.6%
Expense ratio(2)	29.4	30.2	34.8

Combined ratio	96.9%	99.1%	115.4%

U.S. Insurance Operations
Loss & loss adjustment expense ratio(1)	70.9%	73.3%	84.0%
Expense ratio(2)	31.6	33.8	40.7

Combined ratio	102.5%	107.1%	124.7%

Canadian Insurance Operations (Northbridge)
Loss & loss adjustment expense ratio(1)	65.5%	71.6%	78.5%
Expense ratio(2)	27.1	25.8	33.6

Combined ratio	92.6%	97.4%	112.1%

Consolidated combined ratio (excluding runoff)	97.6%	101.5%	120.1%

U.S. GAAP Reconciliation of Earnings:
Net earnings (loss), Canadian GAAP	$271.1	$263.0	$(223.8)
Recoveries (deferred gains) on retroactive reinsurance	(209.4)	33.2	(425.3)
Other than temporary declines in investments	(49.9)	(13.8)	—
Cumulative catchup adjustment on changes in accounting for negative goodwill	—	112.6	—
Amortization of negative goodwill	—	—	(31.8)
Other differences	1.5	—	10.3
Tax effect	91.0	(8.0)	154.7

Net earnings (loss), U.S. GAAP	$104.3	$387.0	$(515.9)

Net earnings (loss), per diluted share, U.S. GAAP	$6.66	$26.88	$(40.19)

U.S. GAAP Reconciliation of Shareholder’s Equity:
Total shareholders’ equity, Canadian GAAP	$2,918.0	$2,248.0	$2,031.4
Other comprehensive income	187.5	94.8	(83.0)
Reduction of other paid in capital	(101.4)	—	—
Cumulative reduction in net earnings, U.S. GAAP	(541.2)	(374.4)	(469.9)

Total shareholders’ equity, U.S. GAAP	$2,462.9	$1,968.4	$1,478.5

Common shareholders’ equity per share, U.S. GAAP	$167.36	$129.54	$93.51

(1)	Loss and loss adjustment expense ratio is calculated as claims losses and loss adjustment expenses expressed as a percentage of net premiums earned. For further information on these ratios, please read the management’s discussion and analysis incorporated by reference in this prospectus.

(2)	Expense ratio is calculated as commissions, premium acquisition costs and other underwriting expenses as a percentage of net premiums earned. For further information on these ratios, please read the management’s discussion and analysis incorporated by reference in this prospectus.

RISK FACTORS

      An investment in our securities involves risk. You should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus, before deciding whether to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Overview

      We operate with a holding company structure. The holding company controls our operating insurance and reinsurance companies, each of which must comply with applicable insurance regulations of the jurisdictions in which it operates. Each company must maintain reserves for losses and loss adjustment expenses to cover the risks it has underwritten. The reserves of one of our insurance or reinsurance companies are not available to be applied against the risks underwritten by other of our companies. The financial condition and results of operations of each of the insurance and reinsurance companies we control are included in our consolidated financial statements and, generally, losses incurred by any of our companies directly impact our consolidated results. Although a severe loss incurred by one company should not have any adverse effect on any of our other companies, such loss, even though not material to us when our financial condition is viewed as a whole, could have an adverse effect on us because it could affect adversely how our other companies are treated by others, including rating agencies and insurance regulators.

Risks Related to Our Business

If our actual claims exceed our claim reserves, our financial condition and results of operations could be adversely affected.

      We maintain reserves to cover our estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. Our success is dependent upon our ability to accurately assess the risks associated with the businesses that we reinsure or insure. If we fail to accurately assess the risks we assume, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could have a material adverse effect on our financial condition and reduce our net income.

      At December 31, 2003, we had net unpaid loss and loss adjustment expense reserves of approximately $6.9 billion. We incurred losses and loss adjustment expenses of $3.0, $2.9 and $2.7 billion for the years ended December 31, 2003, 2002 and 2001, respectively.

      Reserves do not represent an exact calculation of liability, but instead represent estimates involving actuarial and statistical projections at a given point in time of our expectations of the ultimate settlement and administration costs of claims incurred. Establishing an appropriate level of claim reserves is an inherently uncertain process. We utilize both proprietary and commercially available actuarial models, as well as historical insurance industry loss development patterns, to assist in the establishment of appropriate claim reserves.

      In contrast to casualty losses, which frequently can be determined only through lengthy and unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period of time. Nevertheless, for both casualty and property losses, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis.

      If our claim reserves are determined to be inadequate, we will be required to increase claim reserves with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations in a particular period and/or our financial condition. For the year ended December 31, 2003, we increased our loss and loss adjustment expense reserves relating to prior periods by $456.3 million (before recovery under the Swiss Re Cover, described in our management’s discussion and analysis for the year ended December 31, 2003, which is incorporated by reference into this prospectus), primarily relating to runoff business and asbestos claims.

      Even though most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could very significantly exceed the premiums received on the underlying policies. When this occurs, our financial results are adversely affected.

Our business could be harmed because of our potential exposure for asbestos, environmental and other latent claims.

      We have established loss reserves for asbestos and environmental and other latent claims. There is a high degree of uncertainty with respect to future exposure from such claims because of: significant issues surrounding the liabilities of the insurers, including us; risks inherent in major litigation, including more aggressive environmental and asbestos-related litigation against insurers, including us; and diverging legal interpretations and judgments in different jurisdictions. These uncertainties include, among other things:

•	the extent of coverage under insurance policies;

•	whether or not particular claims are subject to an aggregate limit;

•	the number of occurrences involved in particular claims; and

•	new theories of insured and insurer liability.

      In addition, insurers generally, including us, are experiencing an increase in the number of asbestos-related claims due to, among other things, more intensive advertising by lawyers seeking asbestos claimants, the increasing focus by plaintiffs on new and previously peripheral defendants and an increase in the number of entities seeking bankruptcy protection as a result of asbestos-related liabilities. In addition to contributing to the increase in claims, such bankruptcy proceedings may have the effect of significantly accelerating and increasing loss payments by insurers, including us.

      Increasingly, policyholders have been asserting that their claims for asbestos-related insurance are not subject to aggregate limits on coverage and that each individual bodily injury claim should be treated as a separate occurrence under the policy. We expect this trend to continue. Although it is difficult to predict whether these policyholders will be successful on either of these issues, to the extent either issue is resolved in their favour, our coverage obligations under the policies at issue would be materially increased and bounded only by the applicable per occurrence limits and the number of asbestos bodily injury claims made by the policyholders. Accordingly, it is difficult to predict the ultimate size of the claims for coverage not subject to aggregate limits.

      In addition, proceedings have recently been launched directly against insurers, including us, challenging insurers’ conduct in respect of asbestos claims, including in some cases with respect to previous settlements. Some plaintiffs have also advanced claims against us as defendants in asbestos personal injury cases that are close to trial. We anticipate the filing of other direct actions against insurers, including us, in the future. Particularly in light of jurisdictional issues, it is difficult to predict the outcome of these proceedings, including whether the plaintiffs will be able to sustain these actions against insurers based on novel legal theories of liability.

      Similarly, as a result of various regulatory efforts aimed at environmental remediation, companies in the insurance industry, including us, continue to be involved in litigation involving policy coverage and liability issues with respect to environmental claims. In addition to regulatory pressures, the results of court decisions affecting the industry’s coverage positions continue to be inconsistent and have expanded coverage beyond its original intent. Accordingly, the ultimate responsibility and liability for environmental remediation costs remains uncertain.

      Given the factors described above, it is not presently possible to quantify with a high degree of certainty the ultimate exposure or range of exposure represented by asbestos, environmental and other latent claims and related litigation. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. Our gross asbestos reserves were $1.6 billion at December 31, 2003 and our gross reserves for environmental and other latent claims were $722.2 million. Our asbestos reserves, net of reinsurance but excluding vendor indemnities, were $772.2 million at December 31, 2003 and our reserves for environmental and other latent claims, net of reinsurance but excluding vendor indemnities, were $307.9 million. However, these claims and related litigation, particularly if current trends continue, could result in liability exceeding these reserves by an amount that could be material to our operating results and financial condition in future periods.

If our insurance and reinsurance subsidiaries are unable to maintain favourable financial strength ratings, it may be more difficult for them to maintain or write new business.

      Third-party rating agencies assess and rate the claims-paying ability of reinsurers and insurers based upon the criteria of such rating agencies. Periodically the rating agencies evaluate our insurance companies to confirm that they continue to meet the criteria of the ratings previously assigned to them. The claims-paying ability ratings assigned by rating agencies to reinsurance or insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. Ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security and are not applicable to the securities offered by this prospectus.

      A.M. Best has assigned an “A” rating (the third highest of fifteen ratings) to OdysseyRe, and an “A-” rating (the fourth highest of fifteen ratings) to each of Crum & Forster and Northbridge. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of insurers and reinsurers. Concerns about our liquidity have caused the agencies to place negative outlooks on our insurance subsidiaries, which could negatively impact their ability to write new business. A downgrade in these ratings could lead to a significant reduction in the number of insurance policies our insurance subsidiaries write.

If we are unable to realize our investment objectives, our business, financial condition or results of operations may be adversely affected.

      Investment returns are an important part of our overall profitability and our operating results depend in part on the performance of our investment portfolio. Accordingly, fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. We derive our investment income from interest and dividends, together with realized gains on the sale of investment assets. The portion derived from realized gains generally fluctuates from year to year. For the years ended December 31, 2003, 2002 and 2001, net realized gains accounted for approximately 71.9%, 52.9% and 19.3%, respectively, of our total investment income (including realized gains and losses). Realized gains are typically a less predictable source of investment income than interest and dividends, particularly in the short term.

      The return on our portfolio and the risks associated with our investments are also affected by our asset mix, which can change materially depending on market conditions. Investments in cash or short term investments generally produce a lower return than other investments. At December 31, 2003, 47%, or $5.7 billion, of our invested assets were held in cash and short term investments pending our identifying suitable opportunities for reinvestment in line with our long-term value-oriented investment philosophy.

      The volatility of our claims submissions may force us to liquidate securities, which may cause us to incur capital losses. If we structure our investments improperly relative to our liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from an other than temporary decline in value could significantly decrease our assets, thereby affecting our ability to conduct business.

      The ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors can also adversely affect the equities markets and, consequently, the value of the equity securities we own. In addition, defaults by third parties who fail to pay or perform on their obligations could reduce our investment income and realized investment gains or result in investment losses. We may not be able to realize our investment objectives, which could reduce our net income significantly and adversely affect our business, financial condition or results of operations.

We cannot assure you that our reinsurers and certain insureds will pay us on a timely basis or at all.

      Although reinsurance makes the assuming reinsurer liable to us to the extent of the risk ceded, we are not relieved of our primary liability to our insureds. As of December 31, 2003, we had a total of $8.5 billion recoverable from reinsurers. We cannot assure you that our reinsurers will pay our reinsurance claims on a timely basis or at all. As well, we bear credit risk with respect to our reinsurers (including retrocessionaires), both with respect to receivables reflected on our balance sheet as well as to contingent liabilities with respect to reinsurance protection on future claims. If reinsurers are unwilling or unable to pay us amounts due under reinsurance contracts, we will incur unexpected losses and our cash flow will be adversely affected.

      We write certain insurance policies, such as large deductible policies (policies where the insured retains a specific amount of any potential loss), in which the insured must reimburse us for certain losses. Accordingly, we bear credit risk on these policies and cannot assure you that our insureds will pay us on a timely basis or at all. In the ordinary course of business we are sometimes unable to collect all amounts billed to insureds, generally due to disputes on audit of retrospectively rated policies and, in some cases, due to insureds having filed for bankruptcy protection. In addition, if an insured files for bankruptcy, we may be unable to recover on assets such insured may have pledged to us as collateral. We reserve for uncollectible amounts in the period the collection issues become known. The inability to collect amounts due to us reduces our net income and cash flow, and the ability of our insurance and reinsurance subsidiaries to pay dividends or make other distributions to us.

Unpredictable catastrophic events could reduce our net income.

      Our insurance and reinsurance operations expose us to claims arising out of catastrophes. We have experienced, and will in the future experience, catastrophe losses which may materially reduce our profitability or harm our financial condition. Catastrophes can be caused by various events, including natural events such as hurricanes, windstorms, earthquakes, hailstorms, severe winter weather and fires, and unnatural events such as terrorist attacks and riots. The incidence and severity of catastrophes are inherently unpredictable.

      The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, windstorms and earthquakes may produce significant damage in large, heavily populated areas, and most of our past natural catastrophe-related claims have resulted from severe storms. Catastrophes can cause losses in a variety of property and casualty lines. For example, the terrorist attack on September 11, 2001 caused losses in several of our lines, including property and liability. It is possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon our net income and financial condition.

      Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business could also be affected. We believe that increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, states have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from withdrawing from catastrophe-prone areas.

The cycles of the insurance and reinsurance industries may cause fluctuations in our results.

      Historically, we have experienced fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for insurance and reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic conditions.

      The property and casualty insurance business historically has been characterized by periods of intense price competition due to excess underwriting capacity, as well as periods when shortages of underwriting capacity have permitted attractive premium levels. We expect to continue to experience the effects of this cyclicality, which, during down periods, could harm our financial condition, profitability or cash flows.

      In the reinsurance industry, the supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized. It is possible that premium rates or other terms and conditions of trade could vary in the future, that the present level of demand will not continue because the larger insurers created by the consolidation discussed below may require less reinsurance, or that the present level of supply of reinsurance could increase as a result of capital provided by recent or future market entrants or by existing reinsurers. If any of these events transpire, our results of operations in our reinsurance business could be adversely affected.

We operate in a highly competitive environment which could make it more difficult for us to attract and retain business.

      The property and casualty insurance industry and the reinsurance industry are both highly competitive, and we believe that they will remain highly competitive in the foreseeable future. Competition in our industry is based on many factors, including premiums charged and other terms and conditions offered, products and services provided, financial ratings assigned by independent rating agencies, speed of claims payment, reputation, selling effort, perceived financial strength and the experience of the insurer or reinsurer in the line of insurance or reinsurance to be written. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, as well as certain underwriting syndicates, some of which have greater financial, marketing and management resources than we do, and there is no assurance that we will be able to successfully retain or attract business.

      Since the terrorist attack on September 11, 2001, a number of new insurers and reinsurers have been formed to compete in our industry, and a number of existing market participants have raised new capital which may enhance their ability to compete. In addition, we may not be aware of other companies that may be planning to enter our industry or existing participants that may be planning to raise additional capital. In addition, we have recently seen the creation of alternative products from capital market participants that are intended to compete with insurance and reinsurance products. We are unable to predict the extent to which these initiatives may affect the demand for our products, our premium volume or the risks that may be available for us to consider underwriting. Such increased competition could cause us and certain of our competitors to charge lower premium rates and obtain less favourable policy terms, which could adversely affect our ability to generate revenue and grow our business. Further, our plans for our business units could be adversely impacted by the loss of business to competitors offering competitive insurance products at lower prices, which would have an adverse effect on our results of operations.

      Many insurance industry participants are consolidating to enhance their market power. These entities may try to use their market power to negotiate price reductions for our products and services. If competitive pressures compel us to reduce our prices, our operating margins would decrease. As the insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, further reducing our operating margins. In addition, insurance companies that merge may be able to spread their risks across a larger capital base so that they require less reinsurance.

We may be unable to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us.

      We use reinsurance arrangements, including reinsurance agreements with reinsurers, referred to as retrocessionaires, to help manage our exposure to property and casualty risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. Many reinsurance companies have begun to exclude certain coverages from, or alter terms in, the policies that we purchase from them. Some exclusions are with respect to risks which we cannot exclude in policies we write due to business or regulatory constraints, such as coverage with respect to acts of terrorism, mold and cyber risk. In addition, reinsurers are imposing terms, such as lower per occurrence and aggregate limits, on primary insurers that are inconsistent with corresponding terms in the policies written by these primary insurers. As a result, our insurance subsidiaries, like other primary insurance companies, increasingly are writing insurance policies which to some extent do not have the benefit of reinsurance protection. These gaps in reinsurance protection expose us to greater risk and greater potential losses. In the future, we may not be able successfully to alleviate risk through reinsurance arrangements.

      In addition, although our current reinsurance program is primarily maintained with reinsurers rated “A” (Excellent) or better by A.M. Best, a reinsurer’s insolvency or inability or unwillingness to make timely payments under the terms of its reinsurance agreements with us could have a material adverse effect on us.

We rely on independent brokers over whom we exercise little control, which exposes us to certain risks.

      We do business with a large number of independent brokers on a non-exclusive basis and we cannot rely on their commitment to our insurance products. Moreover, in some markets we operate pursuant to “open market” arrangements in which we have no formal relationships with brokers who place our risk in these markets.

      Because the majority of our brokers are independent, we have only limited ability to exercise control over them. In the event that an independent broker exceeds its authority by binding us on a risk which does not comply with our underwriting guidelines, we may be at risk for that policy until we receive the application and effect a cancellation. Although to date we have not experienced a material loss from improper use of binding authority of our brokers, any improper use of such authority may result in losses that could have a material adverse effect on our business, results of operations and financial condition.

      In accordance with industry practice, our customers often pay the premiums for their policies to brokers for payment over to us. These premiums are considered paid when received by the broker and, thereafter, the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our reliance on brokers in connection with the settlement of insurance balances.

      Further, as is customary in the reinsurance industry, OdysseyRe frequently pays amounts owing in respect of claims under its policies to reinsurance brokers, for payment over to the ceding insurers. In the event that a broker fails to make such a payment, depending on the jurisdiction, OdysseyRe might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for such policies to reinsurance brokers for payment over to OdysseyRe, such premiums will be deemed to have been paid and the ceding insurer will no longer be liable for those amounts, whether or not OdysseyRe has actually received such premiums. Consequently, in connection with the settlement of reinsurance balances, we assume a degree of credit risk associated with brokers around the world.

Assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements may reduce the profitability of our U.S. insurance subsidiaries.

      Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to increase in the future as a result of recent insolvencies. Many states also have laws that establish second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in various jurisdictions, our insurance subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce the profitability of our U.S. insurance subsidiaries in any given period or limit their ability to grow their business.

We may be adversely affected by foreign currency fluctuations.

      Our functional currency is the U.S. dollar. A portion of our premiums are written in currencies other than the U.S. dollar and a portion of our assets (including investments) and loss reserves are also in foreign currencies. We may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies (including when our foreign currency assets and liabilities are hedged) which could adversely affect our operating results.

Our failure to realize future income tax assets could lead to a writedown, which could adversely affect our results of operations.

      Realization of the future income tax asset is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and other timing differences exist. The major component of the company’s future income tax asset of $968.3 million at December 31, 2003 is $676.4 million relating to the company’s U.S. consolidated tax group. Failure to achieve projected levels of profitability for our U.S. operations could lead to a writedown in this future tax asset if the recovery period becomes longer than expected.

Our business could be adversely affected by the loss of one or more key employees.

      We are substantially dependent on a small number of key employees, including our Chairman and controlling shareholder, Mr. Prem Watsa, and the senior managers of our operating subsidiaries. We believe that the experiences and reputations in our industry of these individuals are important factors in our ability to attract new business. At the subsidiary level, we have entered into employment agreements with our key employees. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of these key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. We do not currently maintain key employee insurance with respect to any of our employees.

Our controlling shareholder may substantially influence our direction and operations.

      Mr. Prem Watsa beneficially owns or controls 12.7% of all classes of our outstanding shares while controlling 55.3% of the votes associated with our shares. Mr. Watsa has the ability to control certain actions requiring shareholder approval, including approving a merger or consolidation, liquidation or sale of our assets, electing members of our board of directors and adopting amendments to our articles of incorporation and by-laws. As a shareholder, Mr. Watsa may have different interests than you have and therefore may make decisions that are adverse to your interests.

Our operations could be adversely affected as a result of regulatory, political, economic or other influences in the insurance and reinsurance industries.

      The insurance and reinsurance industries are highly regulated and are subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Federal, state and provincial legislatures in the United States and Canada, as well as governments in foreign jurisdictions in which we do business, have periodically considered programs to reform or amend the insurance systems at both the federal and local levels.

      Changes in current insurance regulations may include increased governmental involvement in the insurance industry or may otherwise change the business and economic environment in which insurance industry participants operate. In the United States, for example, the states of Hawaii and Florida have implemented arrangements whereby property insurance in catastrophe prone areas is provided through state-sponsored entities. The California Earthquake Authority, the first privately financed, publicly operated residential earthquake insurance pool, provides earthquake insurance to California homeowners.

      Such changes could adversely affect our subsidiaries’ financial results, including their ability to pay dividends, cause us to make unplanned modifications of products or services, or result in delays or cancellations of sales of products and services by insurers or reinsurers. Insurance industry participants may respond to changes by reducing their investments or postponing investment decisions, including investments in our products and services. We cannot predict the future impact of changing law or regulation on our operations; any changes could have a material adverse effect on us or the insurance industry in general.

      As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues can have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

•	increases in the number and size of water damage claims related to expenses for testing and remediation of mold conditions;

•	increases in the number and size of claims relating to construction defects, which often present complex coverage and damage valuation questions;

•	changes in interpretation of the named insured provision with respect to the uninsured/ underinsured motorist coverage in commercial automobile policies; and

•	a growing trend in the United States of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claim-handling and other practices, particularly with respect to the handling of personal lines automobile and homeowners claims.

      The effects of these and other unforeseen emerging claims and coverage issues are extremely hard to predict and could harm our business.

Our inability to obtain additional capital in the future as required could have a material adverse effect on our financial condition.

      Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by our business are insufficient to fund future operations, we may need to raise additional funds through equity or debt financings. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. The cost and availability of debt financing is affected by credit ratings. Our senior debt at the holding company level is rated BB with stable outlook by Standard &

Poor’s (the 12th of 22 rating categories) and Ba3 with stable outlook by Moody’s (the 13th of 21 rating categories). Our ability to raise additional capital may be adversely affected by our credit ratings. We have $592.4 million of debt (excluding debt of our subsidiaries OdysseyRe and Lindsey Morden) coming due before December 31, 2008, including the old notes for which this offer is being made and notes of TIG for which the concurrent offer is being made. If we cannot obtain adequate capital or if we fail to refinance our existing debt as it comes due, our business, operating results and financial condition could be adversely affected.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

      Unlike most businesses, the insurance and reinsurance business can have enormous costs that can significantly exceed the premiums received on the underlying policies. We seek to limit our loss exposure by employing a variety of policy limits and other terms and conditions and through prudent underwriting of each program written. We also seek to limit our loss exposure by geographic diversification. We cannot be sure that any of these loss limitation methods will be effective. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend, and there is no limit to the losses that can arise from most insurance policies.

If the value of our goodwill is impaired we would be required to write down the value of such assets.

      A portion of our assets is comprised of goodwill, primarily related to our claims adjusting subsidiary Lindsey Morden. We test the carrying value of goodwill and other intangible assets for impairment at least annually. Should we identify that the value of goodwill is impaired, we would be required to write down the value of such assets to their fair value. Of Lindsey Morden’s goodwill of $180.4 million at December 31, 2003, $137.7 million was related to its United Kingdom operations. The recoverability of this goodwill is sensitive to the ability of the United Kingdom operations to meet their profit and cash flow forecasts for 2004 and future years. Failure to meet those forecasts could result in a writedown of its goodwill.

Risks Related to the New Notes

The new notes are effectively subordinated to the indebtedness of our subsidiaries.

      The new notes are effectively subordinated to any existing and future indebtedness and other liabilities of our subsidiaries. As a result, you will not have any claim as a creditor against our subsidiaries or the assets of our subsidiaries. Therefore, in the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, the subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under our credit agreement or other indebtedness, its creditors could accelerate the debt, prior to such subsidiary distributing amounts to us that we could use to make payments on the new notes. In addition, if we caused a subsidiary to pay a dividend to us to make payments on the new notes, and the dividend were determined to be improperly paid, holders of the new notes would be required to return the payment to the subsidiary’s creditors.

      As of December 31, 2003, our subsidiaries had approximately $1.2 billion of indebtedness. In June 2003, we amended our bank credit agreements to provide more flexibility for our subsidiaries to incur debt without the consent of our bank lenders and our subsidiary debt may increase in the future. The terms of the new notes do not limit the ability of our subsidiaries to incur additional indebtedness that is senior to the new notes.

We are a holding company, and we may not have access to the cash that is needed to make payments on the new notes.

      We are a holding company and we conduct substantially all of our business through our subsidiaries and receive substantially all of our earnings from them. Although substantially all of our operations are conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the new notes. Accordingly, our ability to make payments on the new notes is dependent on the distribution of earnings from our subsidiaries. The ability of our subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. The ability of our subsidiaries to pay dividends or make distributions or returns of capital to us is subject to restrictions set forth in the insurance laws and regulations of Canada, the United States, Ireland and the United Kingdom and is affected by our subsidiaries’ credit agreements, indentures, rating agencies, the discretion of insurance regulatory authorities and capital support agreements with our subsidiaries. No assurance can be given that some or all of our operating subsidiaries’ jurisdictions will not adopt statutory provisions more restrictive than those currently in effect. Our subsidiaries may incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the new notes when due.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the new notes.

      Our obligations under the new notes rank equally with all of our other unsecured senior indebtedness. We may incur additional indebtedness in the future, which could have important consequences to holders of the new notes, including the following:

•	we could have insufficient cash to meet our financial obligations, including our obligations under the new notes;

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired; and

•	a significant degree of debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of our insurance subsidiaries.

      Your decision to tender your old notes should be made with the understanding that the lengthened maturity of the new notes exposes you to the risks of non-payment for a longer period of time.

Holders of the new notes may not be protected in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

      The indenture under which the new notes will be issued may not sufficiently protect holders of new notes if we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture does not contain:

•	any provision restricting any of our subsidiaries from incurring, assuming or being liable with respect to any indebtedness or other obligations;

•	any provision restricting us or our subsidiaries from incurring, assuming or being liable with respect to any unsecured indebtedness or other unsecured obligations;

•	any provision restricting us or any of our subsidiaries from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock;

•	any restrictions on the ability of our subsidiaries to issue securities that would be senior to the common shares of the subsidiary held by us;

•	any financial ratios or specified level of net worth to which we or our subsidiaries must adhere; or

•	any restrictions on our ability to contribute our assets to our insurance subsidiaries.

The price at which you may be able to resell your new notes may be adversely affected by factors that are beyond our control.

      If you are able to resell your new notes, the price you receive will depend on many factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the new notes;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally; and

•	the market for similar securities.

      As a result of these factors, you may only be able to sell your new notes at prices below those you believe to be appropriate, including prices below the price at which you acquired them in the offer.

There may be no active market for the new notes.

      We cannot be sure that any active market for the new notes will develop, or if one does develop, that it will be maintained. If an active market for the new notes fails to develop or be sustained, the trading price of the new notes could decline. We do not intend to apply for listing of the new notes on any securities exchange or any automated quotation system.

Risks Related to Tendering Old Notes for New Notes

The exchange offer will result in reduced liquidity of unexchanged old notes

      The trading market for unexchanged old notes could become more limited than the existing limited trading market for the old notes and could cease to exist altogether due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes. If a market for unexchanged old notes exists or develops, the old notes may trade at a discount to the price at which they would trade if the amount outstanding were not reduced. There can, however, be no assurance that an active market in the unexchanged old notes will exist, develop or be maintained or as to the prices at which the unexchanged old notes may be traded.

CAPITALIZATION

Canadian GAAP

      The table below sets forth our capitalization as of December 31, 2003 under Canadian GAAP. The “As Adjusted” column reflects our capitalization after giving effect to (a) this exchange offer (assuming that holders of 50% of the aggregate principal amount of each series of outstanding old notes participate in the exchange offer and that all of such holders tender their old notes prior to the early participation date) and (b) a concurrent offer to certain holders of $97.7 million aggregate principal amount of 8 1/8% notes due 2005 issued by TIG to exchange their notes for cash and our notes with the same terms as the new notes offered hereby, except for certain transfer restrictions and related provisions (assuming that holders of 50% of the aggregate principal amount of the TIG notes participate in the concurrent offer and that all of such holders tender their TIG notes prior to the early participation date applicable to the concurrent offer). The cash to be paid in the exchange offer and the concurrent offer will be paid out of our existing cash. You should read this table in conjunction with our audited consolidated financial statements for the year ended December 31, 2003, incorporated by reference into this prospectus.

	As of December 31, 2003

	Actual	As Adjusted

	(dollars in millions)
Cash, short-term investments and marketable securities(1)	$410.2	$330.4

Debt(2)
Long-term debt	$1,843.7	$1,572.4
Purchase consideration payable	200.6	200.6
Trust preferred securities of subsidiaries	79.8	79.8
Convertible senior debentures(3)	99.0	99.0
Indebtedness of Lindsey Morden	108.8	108.8
New notes	—	211.6

Total debt	2,331.9	2,272.2

Non-controlling interests(4)	440.8	440.8

Shareholders’ equity
Common shareholders’ equity	1,510.0	1,510.0
Other paid in capital(3)	101.4	101.4
Preferred shares	136.6	136.6
Retained earnings(5)	1,114.9	1,117.5
Currency translation account	55.1	55.1

Total shareholders’ equity	2,918.0	2,920.6

Total capitalization	$5,690.7	$5,633.6

Debt as a percentage of total capitalization	41.0%	40.3%
Net debt as a percentage of total capitalization(6)	33.8%	34.5%

(1)	Not subject to restrictions, except for $47.3 million deposited in an escrow account to pre-fund three semi-annual interest payments on the Crum & Forster senior notes.
(2)	See notes 6 and 7 of our audited consolidated financial statements for the year ended December 31, 2003, incorporated by reference in this prospectus, for more details on our long-term debt and trust preferred securities.
(3)	In accordance with Canadian GAAP, the convertible senior debentures issued July 14, 2003 are recorded as components of debt and equity. The present value of the interest cost associated with such debentures, discounted at 8% per annum, is presented as debt and the balance is shown as paid in capital. Issue costs have not been netted against the paid in capital amount and would have approximated $1.8 million net of tax. The Canadian Institute of Chartered Accountants has recently issued new recommendations to retroactively change current Canadian GAAP, which we will adopt on January 1, 2005 such that the amount to be recorded in equity would represent the value of the holders’ option to convert the debentures into subordinate voting shares and the current remaining equity portion, amounting to $41.7 million, would instead be included in liabilities as long-term debt.
(4)	Includes minority interest in OdysseyRe, Northbridge and Lindsey Morden.
(5)	Retained earnings have been adjusted to record the accounting impact of this exchange offer and the concurrent offer to holders of TIG notes, including issue costs and the deferred gains related to the old notes and TIG notes on an after-tax basis, as appropriate.
(6)	Net debt equals total debt minus cash and cash equivalents (including $47.3 million deposited in the escrow account referred to in note (1) above).

U.S. GAAP

      The table below sets forth our capitalization as of December 31, 2003 under U.S. GAAP. The “As Adjusted” column reflects our capitalization after giving effect to (a) this exchange offer (assuming that holders of 50% of the aggregate principal amount of each series of outstanding old notes participate in the exchange offer and that all of such holders tender their old notes prior to the early participation date) and (b) a concurrent offer to certain holders of $97.7 million aggregate principal amount of 8 1/8% notes due 2005 issued by TIG to exchange their notes for cash and our notes with the same terms as the new notes offered hereby, except for certain transfer restrictions and related provisions (assuming that holders of 50% of the aggregate principal amount of the TIG notes participate in the concurrent offer and that all of such holders tender their TIG notes prior to the early participation date applicable to the concurrent offer). The cash to be paid in the exchange offer and the concurrent offer will be paid out of our existing cash. You should read this table in conjunction with our audited consolidated financial statements for the year ended December 31, 2003, incorporated by reference into this prospectus. For a discussion of the material differences between Canadian GAAP and U.S. GAAP as they relate to our financial statements, see note 19 to our audited consolidated financial statements for the year ended December 31, 2003, incorporated by reference into this prospectus.

	As of December 31, 2003

	Actual	As Adjusted

	(dollars in millions)
Cash, short-term investments and marketable securities(1)	$410.2	$330.4

Debt
Long-term debt	$1,843.7	$1,572.4
Purchase consideration payable	200.6	200.6
Trust preferred securities of subsidiaries	79.8	79.8
Convertible senior debentures	200.4	200.4
Indebtedness of Lindsey Morden	108.8	108.8
New notes	—	211.6

Total debt	2,433.3	2,373.6

Non-controlling interests(2)	440.8	440.8

Shareholders’ equity
Common shareholders’ equity	1,510.0	1,510.0
Preferred shares	136.6	136.6
Retained earnings(3)	573.7	576.3
Other comprehensive income	242.6	242.6

Total shareholders’ equity	2,462.9	2,465.5

Total capitalization	$5,337.0	$5,279.9

Debt as a percentage of total capitalization	45.6%	45.0%
Net debt as a percentage of total capitalization(4)	37.9%	38.7%

(1)	Not subject to restrictions, except for $47.3 million deposited in an escrow account to pre-fund three semi-annual interest payments on the Crum & Forster senior notes.
(2)	Includes minority interest in OdysseyRe, Northbridge and Lindsey Morden.
(3)	Retained earnings have been adjusted to record the accounting impact of this exchange offer and the concurrent offer to holders of TIG notes, including issue costs and the deferred gains related to the old notes and TIG notes on an after-tax basis, as appropriate.
(4)	Net debt equals total debt minus cash and cash equivalents (including $47.3 million deposited in the escrow account referred to in note (1) above).

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      To reduce and refinance a portion of our outstanding debt and diversify our debt maturity profile consistent with our deleveraging plan.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth herein and in the letter of transmittal, we are offering to exchange, as set out in the table below, a combination of:

•	a specified amount of cash, including a purchase payment and an early participation payment which will only be paid to you if you validly tender old notes at or prior to the early participation date (defined below), which we refer to together as the “total cash amount”, plus

•	a specified amount of our new 7 3/4% senior notes due 2012 (the “new notes”),

      for

•	each $1,000 principal amount of our 7 3/8% notes due March 15, 2006 (the “2006 Notes”); or

•	each $1,000 principal amount of our 6 7/8% notes due April 15, 2008 (the “2008 Notes” and, together with the 2006 Notes, the “old notes”).

      The early participation payment component of the total cash amount will only be paid to you if you validly tender your old notes at or prior to 5:00 p.m., New York City Time, on April 8, 2004, which date we refer to as the “early participation date.”

      The cash and principal amount of new notes that you will receive for each $1,000 principal amount of each series of old notes is as follows:

			Cash

	Principal	Old Notes		Early	Total	New Note	Total
	Amount	to be	Purchase	Participation	Cash	Principal	Cash and
CUSIP Number	Outstanding	Exchanged	Payment	Payment	Amount	Amount	New Notes

303901AJ1	$275,000,000	2006 Notes	$303.33	$30.00	$333.33	$746.67	$1,080.00
303901AF9	$170,000,000	2008 Notes	$70.00	$30.00	$100.00	$960.00	$1,060.00

      You will also be paid accrued and unpaid interest to but not including the settlement date on old notes that we acquire in the exchange.

      The cash will be paid and the new notes will be issued in exchange for the old notes in the exchange offer, if consummated, on the third business day following the expiration date of the exchange offer, or as soon as practicable thereafter, which date we refer to as the “settlement date”. We currently expect the settlement date to be April 29, 2004.

      Outstanding old notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. If under the terms of the exchange offer any tendering holder is entitled to receive new notes in a principal amount that is not an integral multiple of $1,000, we will reduce the principal amount of that holder’s new notes to the nearest $1,000 and substitute a cash payment equal to the principal amount by which that holder’s new notes are reduced.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to distribute cash or issue new notes, and we may terminate the exchange offer or, at our option, modify, extend or otherwise amend the exchange offer, if any of the following conditions has not been satisfied or waived, prior to or concurrently with the expiration of the exchange offer, as extended:

(1) no action or proceeding has been instituted or threatened in any court or before any governmental agency and no law, rule, regulation, judgment, order or injunction has been proposed (including a proposal which is in existence as of the date of this document), enacted, entered or enforced by any court or governmental agency that in our judgment would reasonably be expected to (1) prohibit, prevent or materially impair our ability to proceed with this exchange offer, (2) materially adversely affect the business, condition (financial or otherwise), income, operations, assets, liabilities or prospects of our subsidiaries or us taken as a whole, (3) limit the deductibility of interest on or indebtedness on any debt connected to this exchange offer or that would materially increase the after-tax cost to us of this exchange offer, or (4) materially impair the contemplated benefits to us from this exchange offer;

(2) nothing has occurred or is reasonably likely to occur affecting the business, condition (financial or otherwise), income, operations, assets, liabilities or prospects of the company and our subsidiaries, taken as a whole, that in our judgment would reasonably be expected to (1) prohibit, prevent or delay consummation of this exchange offer, or (2) materially impair the contemplated benefits to us from this exchange offer;

(3) there shall not have occurred (a) any general suspension of or limitation on trading in securities on the New York Stock Exchange, the Toronto Stock Exchange or in the over-the-counter market (whether or not mandatory), (b) any material adverse change in the prices of the old notes, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States or Canada (whether or not mandatory), (e) a commencement or escalation of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States or Canada, (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or Canada, (g) any material adverse change in securities or financial markets in the United States or Canada generally, or (h) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

(4) neither of the trustees with respect to the indenture for the old notes shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of, the exchange offer or the exchange of cash and new notes for old notes under the exchange offer nor shall a trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the old notes under the exchange offer.

      The foregoing conditions are for our sole benefit and may be waived by us in whole or in part, and with respect to either or both series of old notes, at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

      If any of the foregoing conditions are not satisfied with respect to either series of old notes, we may, at any time before or concurrently with the expiration date for the exchange offer:

(1) terminate the exchange offer with respect to that series of old notes and return all tendered old notes of that series to the holders thereof;

(2) modify, extend or otherwise amend the exchange offer with respect to that series of old notes and retain all tendered old notes of that series until the expiration date, as extended, of the exchange offer with respect to such series, subject, however, to the withdrawal rights of holders (see “— Withdrawal of Tenders” and “— Expiration Date; Extensions; Amendments; Termination”); or

(3) waive the unsatisfied conditions with respect to the exchange offer and accept all old notes of that series tendered and not previously withdrawn.

      We reserve the right, in our absolute discretion, to purchase or make offers to purchase any old notes that remain outstanding subsequent to the expiration date of the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will not be made except in accordance with applicable law.

Expiration Date; Extensions; Amendments; Termination

      For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on April 26, 2004, subject to our right to extend such date and time for the exchange offer in respect of either or both series of old notes in our absolute discretion, in which case the expiration date means, with respect to any extended exchange offer in relation to either series of old notes, the latest date and time to which the exchange offer is extended.

      We reserve the right, in our absolute discretion, to (i) extend the exchange offer in respect of either or both series of old notes, (ii) terminate the exchange offer in respect of either or both series of old notes, or (iii) amend the exchange offer in respect of either or both series of old notes, by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. If the exchange offer is amended, we will extend the exchange offer with respect to the applicable series for the period of time required by law, if any.

      We will promptly announce any extension, amendment or termination of the exchange offer by issuing a press release to the Dow Jones News Service. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Effect of Tender

      Any tender by a holder (and our subsequent acceptance of such tender) of either series of old notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described herein and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of a series of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Old Notes

      Upon the submission of the letter of transmittal, or agreement to the terms of the letter of transmittal pursuant to an agent’s message, as to a series of old notes, a holder, or the beneficial holder of such old notes on behalf of which the holder has tendered, will, subject to the terms and conditions of the exchange offer, be deemed, among other things, to:

(1) irrevocably sell, assign and transfer to or upon our order or the order of our nominee, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder’s status as a holder of, all old notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the old notes arising under, from or in connection with such old notes;

(2) waive any and all rights with respect to the old notes tendered thereby (including, without limitation, any existing or past defaults and their consequences in respect of such old notes); and

(3) release and discharge us and the trustees from any and all claims such holder may have, now or in the future, arising out of or related to the old notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the old notes tendered thereby (other than as expressly provided in this prospectus and in the letter of transmittal) or to participate in any redemption or defeasance of the old notes tendered thereby.

      In addition, such holder of old notes will be deemed to represent, warrant and agree that:

(1) it has received and reviewed this prospectus;

(2) it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the old notes tendered thereby and it has full power and authority to execute the letter of transmittal;

(3) the old notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that we will acquire good, indefeasible and unencumbered title to such old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(4) it (and any beneficial owner(s) on whose behalf it is acting) will not sell, pledge, hypothecate or otherwise encumber or transfer any old notes tendered thereby from the date of the letter of transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5) in evaluating the exchange offer and in making its decision whether to participate therein by submitting a letter of transmittal and tendering its old notes, such holder (and any beneficial owner(s) on whose behalf it is acting) has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by us, the information agent, the exchange agent or the dealer managers or any other party other than those contained in this prospectus (as supplemented to the expiration date);

(6) the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this prospectus;

(7) the submission of the letter of transmittal to the exchange agent shall, subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as the holder’s attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) at the discretion of such attorney and agent in relation to the old notes tendered thereby in favor of us or such other person or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney’s and agent’s discretion and/or the certificate(s) and other document(s) of title relating to such old notes’ registration and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees such old notes; and

(8) that the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal which shall be read and construed accordingly.

      The representations, warranties and agreements of a holder tendering old notes shall be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any old notes shall mean any holder that exercises sole investment discretion with respect to such old notes.

Absence of Dissenters’ Rights

      Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer under the laws of the State of New York, which govern the indenture and the old notes.

Acceptance of Old Notes for Exchange; Delivery of Cash and New Notes

      On the settlement date, new notes to be issued in partial exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form and payment of the cash will be made by deposit of funds with DTC, which will transmit such payments to tendering holders.

      We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of cash and new notes through the settlement date will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting cash and new notes as of the settlement date with respect to the applicable series of the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering

      A holder of old notes who wishes to accept the exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct this custodial entity to tender with respect to such holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity.

      To tender in the exchange offer, a holder of old notes must either (i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions (including guaranteeing the signature(s) to the letter of transmittal, if required), and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date, or (ii) comply with the ATOP procedures for book-entry transfer described below on or prior to the expiration date.

      The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

      The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

      All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

      If you wish to tender old notes held on your behalf by a nominee with DTC, you must (i) inform your nominee of your interest in tendering your old notes pursuant to the exchange offer, and (ii) instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

      Signatures on a letter of transmittal or notice of withdrawal described below (see “— Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Return Instructions” or “Special Issuance/Delivery Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal, or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible institution.

      If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

      If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

      If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.

      All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify the holders of old notes of defects or irregularities with respect to tenders of their old notes, neither we, the exchange agent, the information agent, the dealer managers nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Mutilated, Lost, Stolen or Destroyed Notes

      Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the information agent for assistance with such matters.

Withdrawal of Tenders

      Tenders of old notes may be withdrawn in writing at any time prior to 5:00 p.m., New York City time, on April 8, 2004. We refer to this time limit as the withdrawal deadline. Tenders of old notes may not be withdrawn after the withdrawal deadline unless we are required by law to permit withdrawal.

      For withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the withdrawal deadline at one of its addresses set forth on the back cover page of this prospectus. The withdrawal notice must specify the name of the person who tendered the old notes to be withdrawn; must contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount of old notes subject to such withdrawal; and must be signed by the holder of such old notes in the same manner as the original signature of the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.

      Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn old notes may, however, be re-tendered by repeating one of the procedures described in “— Procedures for Tendering” prior to the expiration date.

Exchange Agent

      D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the addresses and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Information Agent

      D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of old notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

Dealer Managers

      We have retained Banc of America Securities LLC, Citigroup Global Markets Inc. and RBC Capital Markets Corporation to act as dealer managers in connection with the exchange offer. We will pay a fee to the dealer managers for soliciting acceptances of the exchange offer. Such fee is based on the aggregate principal amount of the old notes exchanged in the exchange offer and will be payable on the date the new notes are issued in the exchange offer. We will also reimburse the dealer managers for their reasonable out-of-pocket expenses. The obligations of the dealer managers to perform such function are subject to certain conditions. We have agreed to indemnify the dealer managers against certain liabilities, including certain liabilities under the federal securities laws of the United States and the provincial securities laws of Canada. Questions regarding the terms of the exchange offer may be directed to the dealer managers at the addresses and telephone numbers set forth on the back cover page of this prospectus.

      The dealer managers, and their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to us for which we have paid, and intend to pay, customary fees. The dealer managers have also been retained as dealer managers for the concurrent offer for TIG notes and will be paid a fee based on the aggregate principal amount of TIG notes exchanged in that offer. In addition, affiliates of each of the dealer managers are lenders to us under credit facilities.

Other Fees and Expenses

      We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone or in person by the dealer managers and the information agent, as well as by our officers and other employees and those of our affiliates.

      Tendering holders of old notes will not be required to pay any fee or commission to the dealer managers. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Retail Solicitation Fee

      We will pay to soliciting dealers a retail solicitation fee of $2.50 per $1,000 of old notes tendered and accepted for exchange in the exchange offer. As used herein, a “soliciting dealer” is an entity covered by a letter of transmittal which names the dealer as having solicited and obtained the tender from a U.S. holder, and is:

•	any broker or dealer in securities, excluding the dealer managers, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc., referred to as “NASD”;

•	any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD’s Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member; or

•	any bank or trust company.

      No fee shall be payable to a soliciting dealer:

•	to the extent old notes tendered due to solicitation by that dealer are not validly tendered or otherwise are not accepted in the exchange offer;

•	with respect to the tender of old notes by a holder unless the letter of transmittal accompanying such tender designates that soliciting dealer;

•	with respect to the tender of old notes by a holder as to which a soliciting dealer fee has already been paid;

•	with respect to the tender of old notes by a beneficial holder of more than $500,000 in principal amount of old notes;

•	in respect of old notes registered in the name of that soliciting dealer unless the old notes are held by that soliciting dealer as nominee and the old notes are being tendered for the benefit of one or more beneficial owners identified on the letter of transmittal;

•	if the soliciting dealer is a dealer manager;

•	if the soliciting dealer is required for any reason to transfer the amount of the fee to a tendering holder other than itself; or

•	with respect to old notes tendered for that soliciting dealer’s own account.

      Soliciting dealers should take care to ensure proper record-keeping to document their entitlement to any solicitation fee. We and the exchange agent reserve the right to require additional information, as deemed warranted in our sole discretion.

      No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of us, DTC, any of the dealer managers or the information agent for purposes of the exchange offer.

      We will also, upon request, reimburse soliciting dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the exchange offer to their customers.

DESCRIPTION OF THE NEW NOTES

      As used under this heading “Description of the New Notes”, the terms “Fairfax”, “Company”, “we”, “us” and “our” refer only to Fairfax Financial Holdings Limited, and not its subsidiaries.

      The new notes will bear interest from the date of issuance at the rate of 7 3/4% per annum, and will mature on April 26, 2012. Interest will be payable semi-annually on April 30 and October 31, commencing November 1, 2004, being the first business day following October 31, 2004, to the persons in whose names the new notes are registered at the close of business on the preceding April 15 and October 15, respectively. The new notes will be governed by the same indenture, and will have the same covenants, as the old notes.

      Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Principal of and interest on the new notes will be payable in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. The new notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

      The new notes will be issued under an indenture, dated as of December 1, 1993, among us, The Bank of New York, as the successor U.S. trustee and the CIBC Mellon Trust Company, as the successor Canadian trustee. The U.S. trustee and the Canadian trustee are referred to together in this prospectus as the trustees. The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture. Whenever reference is made to particular sections of the indenture or terms that are defined therein, such sections or defined terms are incorporated herein by reference as a part of such summaries, which are qualified in their entirety by such reference. The indenture is subject to the provisions of the Canada Business Corporations Act and, consequently, is exempt from certain provisions of the Trust Indenture Act of 1939, as amended, by virtue of Rule 4d-9 thereunder. References to accounting terms in the indenture and in this summary, unless otherwise defined, have the meanings assigned to them in accordance with Canadian GAAP.

      The indenture provides that, in addition to the new notes offered hereby, securities of other series may be issued under the indenture without limitation as to aggregate principal amount. The securities of other series may have such terms and provisions not inconsistent with the indenture as we may determine from time to time. The securities of any series issued under the indenture, including the new notes, are referred to as “securities”.

General

      The new notes will be direct, unsecured obligations of us and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The new notes will rank among themselves equally and ratably without preference or priority. The indenture permits us from time to time, without notice to or the consent of the holders of any series of securities issued under the indenture, to create and issue further notes of a series ranking pari passu with the new notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the new notes offered under this prospectus.

      The new notes will be issued in denominations of $1,000 and integral multiples thereof.

      The provisions of the indenture do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of new notes protection in the event of a highly leveraged or similar transaction involving us.

Concurrent Private Placement of New Notes

      Concurrently with this offering, we are making an offer to certain holders of TIG’s 8 1/8% notes due April 15, 2005 to exchange those notes for cash and notes with the same terms as the new notes offered hereby, except for certain transfer restrictions and related provisions. We will subsequently exchange such notes for new notes without transfer restrictions that will be consolidated and form a single series with the new notes offered hereby.

Certain Covenants

      Limitation on Liens on Capital Stock of Restricted Subsidiaries. The indenture provides that we may not, and may not permit any subsidiary to, create, assume, incur or suffer to exist any lien, other than a purchase money lien, upon any capital stock, whether owned on the date of the indenture or thereafter acquired, of any restricted subsidiary, to secure any obligation (other than the securities) of us, any subsidiary or any other person, without in any such case making effective provision whereby all of the outstanding securities shall be directly secured equally and ratably with such obligation; provided, however, that this restriction will not apply to (i) liens on the capital stock of any restricted subsidiary securing obligations outstanding from time to time under any bank credit facility, provided that the principal amount of all such obligations secured by liens on the capital stock of any restricted subsidiary, at the time of each incurrence of any portion of any such obligation, does not exceed 15% of the sum of (A) our consolidated shareholders’ equity at the end of our most recently completed fiscal quarter immediately preceding such incurrence for which financial statements are or are required to be available and (B) the aggregate principal amount of all obligations which are outstanding under any bank credit facility immediately after giving effect to such incurrence and which are secured by liens on the capital stock of a restricted subsidiary, and (ii) liens securing obligations from us to any wholly-owned restricted subsidiary or from any wholly-owned restricted subsidiary to us or any other wholly-owned restricted subsidiary. This provision will not restrict any of our other property or that of our subsidiaries.

      The indenture defines “lien” as any mortgage, pledge, hypothecation, lien, encumbrance, charge or security interest of any kind; “obligation” as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; “purchase money lien” as (i) any mortgage, pledge, hypothecation, lien, encumbrance, charge or security interest of any kind upon any capital stock of any restricted subsidiary acquired after the date of the indenture if such purchase money lien is for the purpose of financing, and does not exceed, the cost to us or any subsidiary of acquiring the capital stock of such restricted subsidiary and such financing is effected concurrently with, or within six months after, the date of such acquisition, and (ii) any extension, renewal or refinancing of any purchase money lien so long as the principal amount of obligations secured thereby shall not exceed the original principal amount of obligations so secured at the time of such extension, renewal or refinancing; “restricted subsidiary” as any subsidiary that is a licensed insurance company, other than any licensed insurance company that our board of directors, in good faith, determines is not, individually or together with any other licensed insurance company as to which a similar determination has been made, material to the business of the Company and its subsidiaries, considered as a whole; and “subsidiary” as a corporation or business trust, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or one or more other subsidiaries, or by us and one or more other subsidiaries. As of the date hereof, each of our licensed insurance company subsidiaries is a restricted subsidiary.

      Waiver of Certain Covenants. We may omit in any particular instance to comply with any term, provision or condition of the covenants described above if the holders of at least a majority of all securities issued under the indenture and then outstanding waive compliance in such instance with such term, provision or condition.

      Amalgamation, Consolidation, Merger, Conveyance, Transfer or Lease. The indenture provides that we may not amalgamate or consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any other person, unless, (i) the corporation formed by such consolidation or amalgamation or into which we are merged or the person which shall have acquired or leased such properties or assets shall be a corporation, partnership or trust organized and validly existing under the laws of Canada or any province thereof or the United States, any state thereof or the District of Columbia and shall expressly assume our obligation for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the outstanding securities issued under the indenture and the performance and observance of every covenant of the indenture on our part to be performed or observed, (ii) immediately after giving effect to such transaction, no event of default or event that after notice or passage of time or both would be an event of default shall have occurred and be continuing and (iii) certain other conditions are met.

Events of Default

      The following constitute events of default with respect to the new notes under the indenture: (a) a default for 30 days in the payment of any interest on any new note; (b) a default in the payment of the principal of any new note when due; (c) a default in the performance, or breach, of any other covenant or warranty in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of securities other than the new notes) which default or breach continues for a period of 60 days after notice; (d) a default in the payment, at the stated maturity, of any indebtedness for money borrowed by us in excess of $10,000,000, or the acceleration of indebtedness for money borrowed by us in excess of $10,000,000, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by either trustee, or the holders of at least 25% in principal amount of the outstanding securities, as provided in the indenture; and (e) certain events of bankruptcy, insolvency or reorganization.

      If an event of default relating to a default in payment of principal of (or premium, if any, on) or interest on any series of securities issued under the indenture, or to a default in the performance, or breach, of any other covenant or warranty of us applicable to the securities of such series but not applicable to all outstanding securities issued under the indenture, or to a default in the payment, at stated maturity, of, or to the acceleration of, any indebtedness for money borrowed shall have occurred and be continuing, either trustee or the holders of not less than 25% in principal amount of securities of that series then outstanding may then declare the principal of all securities of that series to be due and payable immediately. If an event of default relating to a default in the performance, or breach, of any other covenant or warranty in the indenture applicable to all securities issued thereunder and then outstanding shall have occurred and be continuing, either trustee or the holders of not less than 25% in principal amount of all securities issued under the indenture and then outstanding (treated as one class) may declare the principal amount of all the securities then outstanding to be due and payable immediately. If an event of default described in clause (e) above shall occur, other than with respect to one of our subsidiaries, the principal amount of all the securities will automatically, and without any action by either trustee or any holder, become immediately due and payable. In each case, the holders of a majority in principal amount of the outstanding securities of that series or all series, as the case may be, may under certain circumstances rescind and annul such declaration by written notice to us and the trustees. In the event of a declaration of acceleration because an event of default specified in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the indebtedness which is the subject of such event of default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such indebtedness, and written notice of such discharge or rescission is given to either trustee by us and countersigned by the holders of such indebtedness or their representative, within 30 days after such declaration of acceleration in respect of the new notes, and no other event of default has occurred during such 30-day period which has not been cured or waived during such period.

      The holders of not less than a majority in principal amount of the outstanding securities of the applicable series, in the case of an event of default applicable to such series but not to all outstanding securities, or a majority in principal amount of the outstanding securities of all series, in the case of an event of default applicable to all outstanding securities, may waive any past default and its consequences, except a default in respect of the payment of the principal of (or premium, if any, on) or interest on any security or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding security affected thereby.

      The indenture provides that the trustees shall be under no obligation to exercise any of the rights or powers vested in them by the indenture at the request or direction of holders of securities unless such holders shall have offered to the trustees reasonable funding, security and indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the trustees, the holders of not less than a majority in principal amount of the securities of any series (with respect to any remedy, trust or power relating to any default in payment of principal (or premium, if any, on) or interest on the securities of such series or any default in the performance or breach of any other covenant or warranty of us applicable to the securities of such series but not applicable to all outstanding securities issued under the indenture) or the holders of not less than a majority in principal amount of all securities issued under the indenture and then outstanding (treated as one class) (with respect to any other remedy, trust or power) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees, with respect to such securities.

Discharge, Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of new notes which have not already been delivered to the trustees for cancellation and which have either become due and payable or are by their terms due and payable within one year by irrevocably depositing with one of the trustees trust funds in an amount sufficient to pay at maturity the principal of and interest on the new notes.

      We may, at our option, and at any time, elect to have our obligations discharged with respect to all outstanding notes. This is referred to as “defeasance”. Such defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied our other obligations with respect to the new notes under the indenture, except for (i) the rights of the holders of outstanding new notes to receive, solely from the trust fund described below, payments in respect of the principal of and interest on such new notes when such payments are due, (ii) our obligations with respect to the new notes relating to the issuance of temporary new notes, the registration, transfer and exchange of new notes, the replacement of mutilated, destroyed, lost or stolen new notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the indenture, (iii) our obligations in connection with the rights, powers, trusts, duties and immunities of the trustees and (iv) the defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to be released from our obligations with respect to certain of our covenants under the indenture (including those described under “— Limitation on Liens on Capital Stock of Restricted Subsidiaries”), referred to as “covenant defeasance”, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the new notes.

      In order to exercise either defeasance or covenant defeasance with respect to the new notes, (i) we must irrevocably deposit with one of the trustees, in trust, for the benefit of the holders of the new notes, cash in US dollars, certain United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding new notes on the stated maturity of such principal or installment of interest; (ii) in the case of defeasance, we shall have delivered to the trustees an opinion of counsel in the United States stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding new notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, we shall have delivered to the trustees an opinion of counsel in the

United States to the effect that the holders of the outstanding new notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, we shall have delivered to the trustees an opinion of counsel in Canada to the effect that holders of the outstanding new notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any holder of new notes or the trustees); and (v) we must comply with certain other conditions.

Modification

      The indenture provides that we and the trustees may enter into supplemental indentures without the consent of the holders of the new notes or the holders of the securities of any other series to: (a) evidence the succession of another person to us and the obligations assumed by such successor under the indenture; (b) add to our covenants for the benefit of the holders of the securities of any series or surrender any right or power conferred upon us by the indenture; (c) add events of default for the benefit of the holders of the securities of any series; (d) add to or change any provisions of the indenture to facilitate the issuance of securities of any series in bearer form; (e) change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there is no security issued under the indenture then outstanding of any series created prior thereto which is entitled to the benefit of such provision; (f) secure any series of securities; (g) establish the form and terms of any series of securities; (h) evidence the acceptance of appointment by a successor trustee under the indenture and provide for or facilitate the administration of one or more trusts under the indenture by one or more trustees; (i) close the indenture with respect to the authentication and delivery of additional series of securities or cure any ambiguity, correct or supplement any inconsistency or make any other provision with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of securities of any series in any material respect and (j) supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance or discharge of any series of securities, provided such action does not adversely affect the interests of the holders of securities of any series in any material respect.

      The indenture also contains provisions permitting us and the trustees, with the consent of the holders of not less than a majority in principal amount of all securities issued under the indenture then outstanding and affected (treated as one class), to add any provisions to, change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of securities under the indenture; provided that we and the trustees may not, without the consent of the holder of each outstanding security affected thereby, among other things: (a) change the stated maturity of the principal of or any installment of interest on any security, (b) reduce the principal amount of or the rate of interest on, or premium payable upon the redemption of, any such security, (c) reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, (d) adversely affect any right of repayment at the option of the holder of any security, (e) change the place or currency of payment of principal of, or any premium or interest on, any such security, (f) impair the right to institute suit for the enforcement of any such payment on any security when due, (g) reduce the percentage in principal amount of securities of any series whose consent is necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture or certain defaults and their consequences or (h) modify the foregoing requirements.

Book-Entry; Delivery and Form

      The following description of the operations of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it.

We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters.

      The new notes will be issued in fully registered form without interest coupons. The new notes will be represented by one or more global notes and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as a nominee of DTC. Unless and until it is exchanged in whole for new notes in definitive registered form, a global note may not be transferred, in whole or in part, except to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or by such nominee to a successor depositary or nominee of such depositary.

      Upon the issuance of the global notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, referred to as “participants”, or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

      So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such global note for all purposes under the indenture and the new notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to physical delivery of certificates in definitive form; and

•	will not be considered holders of the global notes.

      Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and other banks, your ability to pledge your interest in the new notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      It is DTC’s current practice that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. Payments by participants and indirect participants to the owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear will be effected in the ordinary way in accordance with its rules and operating procedures. DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes is credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the new notes, DTC will exchange the global notes for new notes in definitive registered form, referred to as “certificated notes”, which it will distribute to its participants.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Certain participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly, referred to as “indirect participants”.

      Although DTC and Euroclear are expected to follow the foregoing procedures in order to facilitate transfers of interest in the global note among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustees nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Certificated Securities

      Subject to certain conditions, any person having a beneficial interest in a global note may, upon request to us or the trustee, exchange such beneficial interest for new notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such new notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

      In addition if:

(1) DTC or any depositary notifies us in writing that it is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days; or

(2) we, at our option, notify the trustee in writing that we elect to cause the issuance of new notes in the form of certificated notes under the indenture, then, upon surrender by the registered owner or holder of a global note of its global note, replacement notes in such form will be issued to each person that such global note holder and the depositary identify as the beneficial owner of the related new notes.

      Neither we nor the trustee will be liable for any delay by the related global note holder or the depositary in identifying the beneficial owners of the related new notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from such global note holder or of the depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new issuance of notes).

Enforceability of Judgments

      Since some of our assets are outside the United States, any judgment obtained in the United States against us, including any judgment with respect to the payment of principal or interest on the new notes may not be collectible within the United States.

      We have been informed by our Canadian counsel, Torys LLP, that the laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in that province on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan, The City of New York, State of New York (a “New

York Court”) that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if: (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of Ontario (and submission by us in the indenture to the jurisdiction of the New York Court will be sufficient for this purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or other rule of law, whether equitable, legal or statutory, and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of Ontario and the federal laws of Canada applicable therein or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (iv) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by a Canadian court; and (v) the action to enforce such judgment is commenced within the applicable limitation period; except that a court in the Province of Ontario may only give judgment in Canadian dollars. In the opinion of such counsel, there are currently no reasons under the law of Ontario for avoiding recognition of said judgments of New York Courts under the indenture or on the new notes based upon public policy. We have been advised by such counsel that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

Consent to Jurisdiction

      The indenture provides that we will irrevocably appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the new notes for actions brought under federal or state securities laws or for actions brought by either trustee in any New York Court, and will irrevocably submit to the jurisdiction of the New York Courts for such purposes.

Governing Law

      The indenture and the new notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Credit Facility

      We have a syndicated credit facility with ten banks, extending to December 31, 2005, which provides aggregate revolving credit facilities of Cdn$337.0 million, declining to Cdn$269.0 million on September 30, 2004. This facility, which is currently unutilized, is secured by the assets of Fairfax Financial Holdings Limited, including our shares of our holding company subsidiaries Northbridge, OdysseyRe and Crum & Forster, and contains various covenants, including covenants to maintain a maximum net debt to equity ratio (0.9 to 1 until June 30, 2004, 0.8 to 1 from June 30, 2004 and 0.7 to 1 from June 30, 2005) and to maintain minimum common shareholders’ equity (Cdn$2.75 billion until June 30, 2004, Cdn$3.25 billion from June 30, 2004 and Cdn$3.75 billion from June 30, 2005). The facility allows for Northbridge and OdysseyRe to incur indebtedness.

Notes

      As of December 31, 2003, we had outstanding a secured note and six series of senior notes, including the 2006 Notes and the 2008 Notes. TIG also had $97.7 million of 8 1/8% Notes due April 15, 2005 outstanding as of December 31, 2003. Our holding company notes and the notes of TIG totalled approximately $1.1 billion aggregate principal amount as of December 31, 2003 and had the following aggregate principal amounts and maturities:

Principal Amount
Series	Outstanding

(dollars in millions)
2006 Notes	$275.0
2008 Notes	170.0
Secured note at 2.50% due February 27, 2007	49.7
Senior notes at 8.25% due October 1, 2015	100.0
Senior notes at 7.375% due April 15, 2018	190.2
Senior notes at 8.30% due April 15, 2026	102.6
Senior notes at 7.75% due July 15, 2037	105.5
Notes of TIG at 8.125% due April 15, 2005	97.7

$1,090.7

Convertible Debentures

      On July 14, 2003 and July 23, 2003, we issued $200.0 million aggregate principal amount of 5% convertible senior debentures, due July 15, 2023. Each $1,000 principal amount of debentures is convertible under certain circumstances into 4.7057 subordinate voting shares ($212.51 per share) of the Company. Prior to July 15, 2008, we may redeem the convertible debentures, effectively forcing conversion, if the share price exceeds $293.12 for 20 trading days in any 30-day trading period. We may redeem the convertible debentures at any time commencing July 15, 2008, and the convertible debenture holders can put their convertible debentures to us for repayment on July 15, 2008, 2013 and 2018. We have the option to repay the debentures in cash, subordinate voting shares or a combination thereof.

Exchangeable Notes

      On March 3, 2003, one of our wholly-owned subsidiaries issued two $39,022,500 principal amount 3.15% exchangeable notes due March 3, 2010. Each note is exchangeable at the holder’s option into 2,150,000 OdysseyRe shares of common stock for a two week period commencing on November 19, 2004 for the first note and February 16, 2005 for the second note.

EARNINGS COVERAGE RATIOS

      The following consolidated financial ratios are calculated for the twelve-month period ended December 31, 2003. The “As Adjusted” ratios give effect as of the beginning of the applicable twelve-month period to this exchange offer (assuming that holders of 50% of the aggregate principal amount of each series of outstanding old notes participate in the exchange offer and that all of such holders tender their old notes prior to the early participation date), the concurrent offer for TIG notes (assuming that holders of 50% of the aggregate principal amount of the TIG notes participate in the concurrent offer and that all of such holders tender their TIG notes prior to the early participation date applicable to the concurrent offer) and the related accounting impact of such offers described in note (5) under “Capitalization — Canadian GAAP.” The following table does not reflect the interest cost of our debt and the debt of our subsidiaries issued during 2003 as if it was issued at the beginning of 2003.

Twelve Months Ended
December 31, 2003

	Actual	As Adjusted

Earnings coverage(1)	4.6x	4.7x

(1)	Earnings coverage is equal to net income (excluding unusual items) before interest expense and income taxes divided by interest expense.

     Our interest expense amounted to approximately $146.3 million for the twelve-month period ended December 31, 2003. Our earnings before interest expense and income taxes for the twelve-month period ended December 31, 2003 were approximately $673.8 million which is 4.6 times our interest expense for that period.

      After giving effect to this exchange offer and the concurrent offer for TIG notes as of the beginning of the period, our interest expense would have amounted to approximately $142.7 million for the twelve-month period ended December 31, 2003. After giving effect to the exchange offer and the concurrent offer for TIG notes as of the beginning of the period, our earnings before interest expense and income taxes for the twelve-month period ended December 31, 2003 would have been approximately $673.5 million which would have been 4.7 times our interest expense for that period.

CERTAIN INCOME TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

      The following discussion summarizes the material U.S. federal income tax consequences of the exchange offer and the ownership of the new notes acquired in the exchange offer that may be relevant to you if you are a U.S. Holder (as defined below). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below.

      We have not sought any ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

      This summary assumes that the old notes and the new notes are or will be held as capital assets within the meaning of Section 1221 of the Code. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. Holder that may be subject to special tax rules, including, without limitation:

•	U.S. Holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark to market method of accounting for their securities holdings;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	persons holding the old notes or the new notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the old notes or the new notes under the constructive sale provisions of the Code.

      For purposes of this discussion, you are a “U.S. Holder” if you are a holder of the old notes that is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury regulations to be treated as a U.S. person.

      If a partnership holds the old notes or the new notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the old notes or the new notes, you should consult your tax advisor regarding the tax consequences of the exchange offer and the ownership of new notes.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO

CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The Exchange Offer

      Under U.S. federal income tax law, the exchange of old debt instruments for new debt instruments results in an exchange on which taxable gain or loss is realized if the exchange constitutes a significant modification of the terms of the old debt instruments. The modification of a debt instrument is a significant modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights and obligations under the debt instrument are altered in a manner that is economically significant. Under applicable Treasury regulations, the exchange of the old notes for the new notes pursuant to the exchange offer will constitute a significant modification of the terms of the old notes. The precise tax treatment will depend on whether the exchange qualifies as a recapitalization under the Code. Even if the exchange qualifies as a recapitalization, you generally will recognize gain due to the receipt of cash, although you will not recognize a loss. If the exchange does not qualify as a recapitalization, you generally will recognize gain or loss.

Recapitalization

      Generally, an exchange of old debt instruments for new debt instruments will qualify as a recapitalization only if both the old debt instruments and the new debt instruments constitute securities for U.S. federal income tax purposes. The term security is not defined in the Code or the Treasury regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor’s proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with an initial term of less than five years are not likely to (but may in certain circumstances) be considered securities. The old notes and the new notes may qualify as securities, and thus the exchange of the old notes for the new notes may qualify as a recapitalization. You should consult your tax advisor as to whether your old notes and new notes received in the exchange offer constitute securities and whether the exchange of old notes for new notes qualifies as a recapitalization.

      If the exchange of old notes for new notes pursuant to the exchange offer qualifies as a recapitalization, generally you will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized, which is the excess of the issue price of the new notes (discussed below) and the amount of cash that you receive (including the purchase payment and the early participation payment, but excluding accrued and unpaid interest, discussed below) over your adjusted tax basis in the old notes exchanged or (ii) the amount of cash that you receive (including the purchase payment and the early participation payment). Such gain generally will be capital gain, and will be long-term capital gain if your holding period for the old notes is more than one year at the time of the exchange. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 15%. Such gain generally will be treated as U.S. source gain for U.S. foreign tax credit limitation purposes.

      Your holding period for the new notes received will include your holding period for the old notes exchanged. Your initial tax basis in the new notes will equal the adjusted tax basis of the old notes immediately prior to the exchange, decreased by the amount of cash received and increased by the amount of gain, if any, that you recognize in respect of the exchange.

      Accrued and Unpaid Interest. Any amounts that you receive that are attributable to accrued and unpaid interest on the old notes will be treated as ordinary income for U.S. federal income tax purposes.

Such interest will be treated as foreign source income for U.S. foreign tax credit limitation purposes, and as passive income, or in the case of certain U.S. Holders, financial services income.

      Market Discount. If you hold old notes acquired at a market discount, you generally will be required to treat a portion of any gain that you recognize on the exchange of such old notes for new notes and cash as ordinary income to the extent that such gain exceeds the amount of any accrued market discount that has not previously been included in income. Such market discount should be treated as foreign source income for U.S. foreign tax credit limitation purposes, and as passive income, or in the case of certain U.S. Holders, financial services income.

Non-Recapitalization

      If the exchange of old notes for new notes pursuant to the exchange offer is not treated as a recapitalization, you will recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and your adjusted tax basis in the old notes. The amount realized will be the sum of the cash received (including the purchase payment and the early participation payment, but excluding accrued and unpaid interest, discussed below) and the issue price of the new notes (discussed below). Subject to the discussion under “Taxable Exchange — Market Discount,” below, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the old notes is more than one year at the time of the exchange. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to limitations. Any gain or loss recognized on the exchange generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

      Your holding period for the new notes will not include your holding period for the old notes exchanged and will begin on the day after the exchange. Your initial tax basis in the new notes will be the issue price of the new notes on the date of the exchange.

      Accrued and Unpaid Interest. Any amounts that you receive that are attributable to accrued and unpaid interest on the old notes will be treated as ordinary income for U.S. federal income tax purposes. Such interest will be treated as foreign source income for U.S. foreign tax credit limitation purposes, and as passive income, or in the case of certain U.S. Holders, financial services income.

      Market Discount. If you hold old notes acquired at a market discount, you generally will be required to treat a portion of any gain that you recognize on the exchange of such old notes for new notes and cash as ordinary income to the extent attributable to any accrued market discount that has not previously been included in income. Such market discount should be treated as foreign source income for U.S. foreign tax credit limitation purposes, and as passive income, or in the case of certain U.S. Holders, financial services income.

Issue Price of the New Notes

      Debt instruments are considered to be publicly traded if they are traded on an established market during the 60-day period ending 30 days after the date they are issued, which in the case of an exchange is the date of the exchange. A debt instrument generally is considered to be traded on an established market if it is listed on a major securities exchange, appears on a quotation medium of general circulation or otherwise is readily quotable by dealers, brokers or traders. If the new notes are publicly traded, the issue price of the new notes will equal the fair market value of the new notes at the time of the exchange. If the new notes are not publicly traded but the old notes are publicly traded, the issue price of the new notes generally will equal the fair market value of the old notes at the time of the exchange. If neither the old notes nor the new notes are publicly traded, the issue price of the new notes will equal the stated principal amount of the new notes.

      We expect that the new notes will be considered to be publicly traded under the rules described above. These rules are complex, however, and you should consult your tax advisor regarding the determination of the issue price of the new notes.

Ownership of the New Notes

      Stated Interest. Stated interest on the new notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. Such interest will be treated as foreign source income for U.S. foreign tax credit limitation purposes, and as passive income, or in the case of certain U.S. Holders, financial services income.

      Bond Premium. If immediately after the exchange you have an adjusted tax basis in the new notes in excess of the stated principal amount of the new notes, the new notes will be treated as issued with bond premium. Generally, you may elect to amortize such bond premium as an offset to qualified stated interest income in respect of the new note, using a constant yield method prescribed under applicable Treasury regulations, over the remaining term of the note. If you elect to amortize bond premium you must reduce your basis in the new note by the amount of the premium used to offset qualified stated interest. Your election to amortize bond premium as an offset to qualified stated interest accordingly should offset your foreign source interest income. You should consult your tax advisor regarding the availability of an election to amortize bond premium for U.S. federal income tax purposes.

      Sale, Exchange, or Other Disposition of the New Notes. Upon the sale, exchange, or other disposition of a new note, you will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other disposition (excluding accrued but unpaid stated interest, which generally will be taxable as interest) and your adjusted tax basis in the new notes. Your adjusted tax basis in a new note will equal your initial tax basis in the new notes, decreased (but not below zero) by all payments received in respect of the new note other than payments of qualified stated interest and decreased by any amortized bond premium. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the old notes is more than one year at the time of the exchange. If you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to limitations. Any gain or loss recognized on the sale, exchange, or other disposition generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

      Information Reporting and Backup Withholding. If you are a non-corporate U.S. Holder, information reporting requirements on IRS Form 1099 generally will apply to payments of principal and interest on your new notes within the United States and the payment of proceeds from the sale of your new notes at a U.S. office of a broker. Additionally, backup withholding, currently at a rate of 28%, will apply to such payments if you are a non-corporate U.S. Holder that fails to provide an accurate taxpayer identification number, is notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns, or fails to comply with certain certification requirements.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax provided the required information is furnished to the IRS in a timely manner.

Certain Canadian Federal Income Tax Considerations

      The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable to a holder of old notes who disposes of old notes in exchange for new notes pursuant to the exchange offer (old and new notes collectively referred to as “notes”) and who, for purposes of the Canadian Tax Act, and at all relevant times, is not (and is not deemed to be) a resident of Canada, deals with the Company at arm’s length and does not use or hold and is not deemed to use or hold the notes in carrying on business in Canada (a “Non-Resident Holder”). This summary does not apply to a holder of notes that is an insurer that carries on an insurance business in Canada and elsewhere.

      The summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder and an understanding of the current administrative practices published by the Canada Customs and Revenue Agency and takes into account all specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof. This summary does not take into account or anticipate any other changes in law or administrative practices, whether by judicial, governmental or legislative action or decisions, nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

      This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes. Holders of notes should consult their own tax advisors as to the tax consequences in their particular circumstances.

Disposition of Old Notes Pursuant to Exchange Offer

      Amounts paid to a Non-Resident Holder of old notes pursuant to the exchange offer, including amounts in respect of accrued interest, will be exempt from Canadian withholding tax. No taxes on income (including taxable capital gains) will be payable by a Non-Resident Holder in respect of the disposition of old notes pursuant to the exchange offer.

Taxation of New Notes

      Interest or principal paid to a Non-Resident Holder of new notes will be exempt from Canadian withholding tax. No other tax on income (including taxable capital gains) will be payable by a Non-Resident Holder of new notes in respect of the holding, redemption or disposition of new notes.

INSURANCE REGULATORY MATTERS

      We are subject to regulation under the insurance statutes, including insurance holding company statutes, of the various jurisdictions in which our operating subsidiaries are domiciled, including by the federal, state and provincial regulators of the United States, Canada and the United Kingdom. In addition, we are subject to regulation by the insurance regulators of other jurisdictions in which we, or our operating subsidiaries, do business.

United States

General

      Our United States operating subsidiaries are subject to detailed regulation throughout the United States. Although there is limited federal regulation of the insurance business in the United States, each state has a comprehensive system for regulating insurers operating in that state. The laws of the various states establish supervisory agencies with broad authority to regulate, among other things, licenses to transact business, premium rates for certain coverages, trade practices, market conduct, agent licensing, policy forms, underwriting and claims practices, reserve adequacy, transactions with affiliates, and insurer solvency. Many states also regulate investment activities on the basis of quality, distribution and other quantitative criteria. Further, most states compel participation in and regulate composition of various shared market mechanisms. States have also enacted legislation that regulates insurance holding company systems, including acquisitions, dividends, the terms of affiliate transactions, and other related matters. Our United States operating subsidiaries are domiciled in Arizona, California, Connecticut, Delaware, New Jersey, New York, Rhode Island, Texas and Washington.

      Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and qualify the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in such areas as product liability, environmental damage and workers’ compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may result in adverse effects on the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized, when possible, through the repricing of coverages if permitted by applicable regulations, or the limitation or cessation of the affected business, which may be restricted by state law.

      Most states have insurance laws requiring that property and casualty rate schedules, policy or coverage forms, and other information be filed with each such state’s regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. A few states have recently considered or enacted limitations on the ability of insurers to share data used to compile rates. Such limitations have had, and are expected to have, no significant impact on us.

      Insurance companies are required to file detailed annual reports with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, these insurance regulators periodically examine each insurer’s financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations, including market conduct.

Insurance Regulation Concerning Change or Acquisition of Control

      The insurance regulatory codes in our operating subsidiaries’ respective domiciliary states each contain similar provisions (subject to certain variations) to the effect that the acquisition of “control” of a domestic insurer or of any person that directly or indirectly controls a domestic insurer cannot be consummated without the prior approval of the domiciliary insurance regulator. In general, a presumption of “control” arises from the direct or indirect ownership, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company generally must file with the relevant insurance regulatory authority a statement relating to the acquisition of control containing certain information required by statute and published regulations and provide a copy of such statement to the domestic insurer and obtain the prior approval of such regulatory agency for the acquisition. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to state agencies of a change of control of a non-domestic insurance company admitted in that state. While such pre-acquisition notification statutes do not authorize the state agency, to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic admitted insurer’s doing business in the state if certain conditions exist, such as undue market concentration.

Regulation of Dividends and Other Payments

      We are a legal entity separate and distinct from our subsidiaries. As a holding company with no other business operations, our primary sources of cash to meet our obligations, including principal and interest payments with respect to indebtedness, are available dividends and other statutorily permitted payments, such as tax allocation payments and management and other fees, from our operating subsidiaries. Our operating subsidiaries are subject to various state statutory and regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, applicable generally to any insurance company in its state of domicile, which limit the amount of dividends or distributions an insurance company may pay to its shareholders without prior regulatory approval. The restrictions are generally based on certain levels or percentages of surplus, investment income and operating income, as determined in accordance with Statutory Accounting Principles, SAP, which differs from Canadian and U.S. GAAP. Generally, dividends may be paid only out of earned surplus. In every case, surplus subsequent to the payment of any dividends must be reasonable in relation to an insurance company’s outstanding liabilities and must be adequate to meet its financial needs.

      Delaware law provides that before a Delaware domiciled insurer may pay any dividend, it must have given notice within five days following the declaration thereof, and 10 days prior to the payment thereof, to the state insurance commissioner. The commissioner may, by order, limit or disallow the payment of dividends if he or she finds the insurer to be presently or potentially in financial distress. A Delaware domiciled insurer may pay dividends without the prior approval of the commissioner only from its earned surplus. “Earned surplus” is defined under the Delaware Insurance Code as that amount equal to the unassigned funds of an insurer as set forth in its most recent annual statement submitted to the commissioner, including all or a part of the surplus arising from unrealized capital gains or revaluation of assets. Additionally, a Delaware domiciled insurer may not pay any “extraordinary” dividend or distribution until (i) 30 days after the commissioner has received notice of a declaration of the dividend or distribution and has not within that period disapproved the payment or (ii) the commissioner has approved the payment within the 30-day period. Under the Delaware Insurance Code, an “extraordinary” dividend is a dividend the amount of which, together with all other dividends and distributions made by the insurer in the preceding 12 months, exceeds the greater of (i) 10% of its surplus with respect to policyholders, as of the end of the prior calendar year or (ii) its statutory net income, not including realized capital gains, for the prior calendar year.

      New Jersey laws provide that an insurer domiciled in the state must obtain the approval of the state insurance commissioner for payment of any dividend which, together with dividends paid in the previous 12 months, exceeds the greater of (i) 10% of policyholders’ surplus at the preceding December 31 and (ii) statutory net income (excluding realized gains) for the 12-month period ending the preceding December 31. In New Jersey, dividends may not be paid unless prior notice has been given to the New Jersey Department of Banking and Insurance (NJDOBI) within five business days after the dividend is declared and 30 days prior to payment. In addition, except for extraordinary dividends or distributions paid with the approval of the NJDOBI, dividends may be paid by insurers domiciled in New Jersey only from earned surplus, which means “unassigned funds (surplus)” as reported on the insurer’s annual statement as of the preceding December 31, less unrealized capital gains and revaluation of assets. In both of these states, losses in excess of premiums ceded to retroactive reinsurance programs do not contribute to earned surplus until actually recovered from the reinsurer.

      Due to reserve strengthening in recent years and the accounting treatment prescribed for retroactive reinsurance, North River, our principal New Jersey-domiciled insurance subsidiary, has negative earned surplus and therefore no ordinary dividend capacity at December 31, 2003. No assurance can be given that some or all of our operating subsidiaries’ domiciliary states will not adopt statutory provisions more restrictive than those currently in effect.

      If insurance regulators determine that payment of a dividend or any other payments to an affiliate (such as payments under a tax-sharing agreement or payments for employee or other services) would, because of the financial condition of the paying insurance company or otherwise, result in such insurance company being in a hazardous financial condition, the regulators may prohibit such payments that would otherwise be permitted without prior approval.

Statutory Surplus and Capital

      In connection with the licensing of insurance companies, an insurance regulator may limit or prohibit the writing of new business by an insurance company within its jurisdiction when, in the regulator’s judgment, the insurance company is not maintaining adequate statutory surplus or capital. We do not currently anticipate that any regulator would limit the amount of new business that our operating subsidiaries may write given their current levels of statutory surplus and capital.

Risk-Based Capital

      In order to enhance the regulation of insurer solvency, the National Association of Insurance Commissioners (NAIC) adopted risk-based capital (RBC) requirements for property and casualty insurance companies commencing with filings made in 1995 covering the 1994 calendar year. These RBC requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The RBC formula measures four major areas of risk facing property and casualty insurers: (i) underwriting risk, which is the risk of errors in pricing and reserve setting; (ii) asset risk, which is the risk of asset default for fixed-income assets and loss in market value for equity assets; (iii) credit risk, which is the risk of losses from unrecoverable reinsurance and the inability of insurers to collect agents’ balances; and (iv) off-balance sheet risk, which is primarily the risk created by excessive growth. The RBC formula provides a mechanism for the calculation of an insurance company’s Authorized Control Level (ACL) RBC amount.

      The NAIC RBC model law stipulates four levels of regulatory action with the degree of regulatory intervention increasing as the ratio of surplus to RBC decreases. The initial level, the “Company Action Level,” requires the insurance company to submit a plan of corrective action to the relevant insurance commissioner if its surplus falls below 200% of the ACL amount. The next level, the “Regulatory Action Level,” requires the company to submit a plan of corrective action and also allows the regulator to perform an examination of the company’s business and operations and issue a corrective order if the surplus falls below 150% of the ACL amount. The third level, the ACL, permits the regulator to place the company under regulatory control, including rehabilitation or liquidation, if its surplus falls below 100% of that amount. The final action level, the “Mandatory Control Level,” requires the insurance commissioner to place the company under regulatory control if its surplus falls below 70% of the ACL amount.

      Based on the foregoing formula, at December 31, 2003, the capital of each of our United States insurance subsidiaries exceeded the Company Action Level, and, as a result, no regulatory or company action was required.

NAIC IRIS Ratios

      In the 1970s, the NAIC developed a set of financial relationships or “tests” called the Insurance Regulatory Information System (IRIS) that was designed to facilitate early identification of companies that may warrant special attention by insurance regulatory authorities. Insurance companies submit data on an annual basis to the NAIC, which in turn analyzes the data utilizing ratios covering 12 categories of financial data with defined “usual ranges” for each category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company may become subject to increased scrutiny if it falls outside the usual ranges on four or more of the ratios. Prior to 2001, there had been instances in which certain IRIS ratios of one or more of our operating subsidiaries have fallen outside of the usual ranges. In all instances where follow-up information was requested, our responses have not resulted in additional requests or further action.

Investment Regulation

      Our operating subsidiaries are subject to state laws and regulations that require diversification of investment portfolios and that limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations may cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture. As of December 31, 2003, we believe our investments complied with such laws and regulations in all material respects.

Credit for Reinsurance and Licensing

      A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances: (1) if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed; (2) if the reinsurer is an “accredited” or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed; (3) in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (b) meets certain financial requirements; or (4) if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are collateralized appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer. As a result of the requirements relating to the provision of credit for reinsurance, our United States insurance subsidiaries face the above constraints in their dealings with out-of-state reinsurers and our reinsurance subsidiaries are indirectly subject to certain regulatory requirements imposed by jurisdictions in which ceding companies are licensed.

Guaranty Funds

      All 50 states have separate insurance guaranty fund laws requiring property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Such guaranty association laws, except the one applicable in New York, create post-assessment associations that make assessments against member insurers to obtain funds to pay association covered claims after an insurer becomes insolvent. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state. Maximum assessments permitted by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state. New York has a pre-assessment guaranty fund, which makes assessments prior to the occurrence of an insolvency. Florida, New Jersey, New York and Pennsylvania have created, by statute, a separate guaranty association for workers’ compensation business. Some states permit member insurers to recover assessments paid through surcharges on policyholders or through full or partial premium tax offsets, while other states permit recovery of assessments through the rate filing process.

      Our policy is to accrue for insolvencies when the loss is probable and the assessment amount can be reasonably estimated. In the case of most insurance insolvencies, our ability to reasonably estimate the insolvent insurer’s liabilities or develop a meaningful range of the insolvent’s liabilities is significantly impaired by inadequate financial data with respect to the estate of the insolvent company as supplied by the guaranty funds. Although the amount of any assessments applicable to guaranty funds cannot be predicted with certainty, we believe that future guaranty association assessments for known insurer insolvencies will not have a material adverse effect on our results of operations or financial condition.

Shared Markets

      As a condition of their licenses to do business, our operating subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that are otherwise unable to purchase such coverage in the commercial insurance marketplace. Our United States operating subsidiaries’ participation in such shared markets or pooling mechanisms is generally proportionate to the amount of each of our operating subsidiaries’ direct premiums written for the type of coverage written by the specific pooling mechanism in the applicable state.

      Many states have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury. Insurers writing workers’ compensation in those states having second-injury funds are subject to the laws creating the funds, including the various funding mechanisms that those states have adopted to fund the second-injury funds. Several of the states having larger second-injury funds utilize a premium surcharge that effectively passes the cost of the fund on to policyholders. Other states assess the insurer based on paid losses and allow the insurer to recoup the assessment through future premium rates.

      Commercial automobile insurance and workers’ compensation lines have mandatory pooling arrangements on a state-by-state basis for segments of the market that have difficulty finding coverage from insurers. The shared market mechanisms for providing commercial automobile coverages are generally assigned risk plans, reinsurance facilities and joint underwriting facilities. Additionally, another pooling mechanism, a Commercial Automobile Insurance Procedure (CAIP), uses a limited number of servicing carriers to handle assignments from other insurers. The CAIP servicing carrier is paid a fee for the responsibility of handling the commercial automobile policy and paying claims. For workers’ compensation, the pooling in each state is generally in the form of a reinsurance-type arrangement with servicing carriers providing the policy services and claims handling services. The National Council of Compensation Insurance provides services for calculating member pooling of losses and expenses in 32 states, with the remainder of the states having their own independent servicing plans. Certain of our operating subsidiaries participate in the Florida Hurricane Catastrophe Fund, a state-mandated catastrophe reinsurance fund. Business insurance is also subject to pooled insurance on a small scale for commercial properties insured through the various Fair Access to Insurance Requirements Plans that exist in most states.

      The amount of future losses or assessments from the shared market mechanisms and pooling arrangements described above cannot be predicted with certainty. The underwriting results of these pools traditionally have been unprofitable. Although it is possible that future losses or assessments from such mechanisms and pooling arrangements could have a material adverse effect on our results of operations, we do not expect future losses or assessments to have a material adverse effect on our liquidity or capital resources.

Liquidation of Insurers

      The liquidation of United States insurance companies, including reinsurers, is generally conducted pursuant to state insurance law. In the event of the liquidation of one of our United States operating insurance subsidiaries, liquidation proceedings would be conducted by the insurance regulator of the state in which the subsidiary is domiciled, which would serve as the domestic receiver of its properties, assets and business. Liquidators located in other states (known as ancillary liquidators) in which we conduct business may have jurisdiction over assets or properties located in such states under certain circumstances. In a liquidation, policyholders would have priority over investors. Some states have adopted and others are considering legislative proposals that would authorize the establishment of an interstate compact concerning various aspects of insurer insolvency proceedings, including interstate governance of receiverships and guaranty funds.

Privacy Regulation

      On June 1, 2000, federal regulators issued final regulations implementing the provisions of the Gramm-Leach-Bliley Act, governing the privacy of consumer financial information. The regulations limit disclosure by financial institutions of “nonpublic personal information” about individuals who obtain financial products or services for personal, family or household purposes. The Act and the regulations generally apply to disclosures to nonaffiliated third parties, subject to specified exceptions, but not to disclosures to affiliates. Privacy Regulation is an evolving area of state and federal regulation, which requires us to continue to monitor developments.

Terrorism Risk Insurance Act of 2002

      On November 26, 2002, the Terrorism Risk Insurance Act of 2002 (TRIA) was signed into law in the United States. TRIA established a program, terminating on December 31, 2005, under which the U.S. federal government will share with the insurance industry the risk of loss from certain acts of international terrorism. The program is applicable to substantially all commercial property and casualty lines of business (with the notable exception of reinsurance), and participation by insurers writing such lines is mandatory. Under TRIA, all applicable terrorism exclusions contained in policies in force on November 26, 2002 were voided. For policies in force on or after November 26, 2002, insurers are required to provide coverage for losses arising from acts of terrorism as defined by TRIA on terms and in amounts which may not differ materially from other policy coverages. To be covered under TRIA, aggregate losses from the act must exceed $5.0 million, the act must be perpetrated within the U.S. on behalf of a foreign person or interest and the U.S. Secretary of the Treasury must certify that the act is covered under the program.

      Under TRIA, the federal government will reimburse insurers for 90% of losses above a defined insurer deductible. The deductible for each participating insurer is based on a percentage of the combined direct earned premiums in the preceding calendar year of the insurer, defined to include its subsidiaries and affiliates. The percentages are 10% for 2004 and 15% for 2005. Federal reimbursement of the insurance industry pursuant to TRIA is limited to $100.0 billion in each of 2004 and 2005. Under certain circumstances, the federal government may require insurers to levy premium surcharges on policyholders to recoup for the federal government its reimbursements paid.

      After November 26, 2002, our United States operating subsidiaries commenced a process of offering and quoting terrorism coverage on certain policies and bonds in force as of the enactment date. Additionally, our operating subsidiaries have developed specific underwriting and pricing guidelines for terrorism coverage for subsequent new and renewal business. For certain classes of business, such as workers’ compensation, terrorism coverage is mandatory. For those classes where coverage is not mandatory, insureds may choose not to accept terrorism coverage.

      While the provisions of TRIA and the purchase of certain terrorism reinsurance coverage mitigate our exposure in the event of a large-scale terrorist attack, our effective deductible is significant. Further, our exposure to losses from terrorist acts is not limited to TRIA events since domestic terrorism is generally not excluded from our policies and, regardless of TRIA, some state insurance regulators do not permit terrorism exclusions for various coverages or causes of loss. Accordingly, we continue to monitor carefully our concentrations of risk.

Possible Legislative and Regulatory Changes

      In recent years, the insurance industry has been subject to increased scrutiny by regulators and legislators. The NAIC and a number of state legislatures have considered or adopted legislative proposals that alter and, in many cases, increase the authority of state agencies to regulate insurance companies and holding company systems. In addition, several committees of Congress have made inquiries and conducted hearings as part of a broad study of the regulation of insurance companies, and legislation has been introduced in several of the past sessions of Congress which, if enacted, could result in the federal government assuming some role in the regulation of the insurance industry. Although the federal government does not regulate the business of insurance directly, federal initiatives often affect the insurance business in a variety of ways.

      Legislation has been introduced in Congress that would require, as an essential element of an asbestos claim, a certification of physical impairment to which asbestos exposure was a substantial contributing factor. To date, Congress has taken no action on that legislation. In addition, a bill entitled the Fairness in Asbestos Injury Resolution Act (the FAIR Act) has been introduced in Congress to address the rising number of asbestos personal injury claims in the U.S. If enacted in its current form, the FAIR Act would establish a trust fund consisting of contributions from insurers and industrial defendants, which would provide the exclusive remedy for asbestos personal injury victims. No direct contributions by reinsurers are contemplated, but, instead, the FAIR Act would create a federal cause of action by which insurer participants could sue their reinsurers for recovery of asbestos fund assessments under fast track procedures and apparently in disregard of arbitration clauses in reinsurance agreements. As currently drafted, the FAIR Act would also create a medical certification requirement as a predicate to making an asbestos claim and would implement a schedule of standardized award values for the various asbestos-related injuries for which relief is proposed under the program. The bill was approved by the Senate Judiciary Committee in June 2003, but no further legislative action has occurred to date. We are currently not able to predict whether this bill will be enacted nor can we predict the provisions that its final form might contain in the event it becomes law. At this preliminary stage, we are unable to predict the impact that such legislation could have on our operations.

      It is not possible to predict the outcome of any of the foregoing legislative, administrative or congressional activities or the potential effects thereof on us.

Canada

General

      Each of our Canadian insurance subsidiaries is federally incorporated under the Insurance Companies Act (ICA) and is licensed under insurance legislation in each of the provinces and territories in which it operates.

      The ICA and provincial legislation require the filing by our Canadian insurance subsidiaries of annual and other reports on their financial condition, impose restrictions on transactions with related parties and set forth requirements governing reserves for actuarial liabilities and the safekeeping of assets and other matters. The ICA is administered, and the activities of our insurance subsidiaries are supervised, by the Office of the Superintendent of Financial Institutions (OSFI). OSFI conducts examinations to ensure compliance with applicable legislation and to confirm the financial condition of the companies.

Investment Powers

      Under the ICA, an insurance company must maintain a prudent portfolio of investments and loans, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and equities. Additional restrictions (and in some cases, the need for regulatory approvals) limit the nature of an insurance company’s investments.

Capital Requirements

      Property and casualty insurers are required to meet a minimum capital test (MCT) that assesses the insurer’s capital available to capital required. Federally regulated property and casualty insurers, including our Canadian insurance subsidiaries, must maintain available capital equal to at least the minimum capital requirement. OSFI expects insurers to establish a target capital level above the minimum requirement, and to maintain ongoing capital, at no less than the supervisory target of 150% of the MCT amount. However, OSFI may, on a case-by-case basis, establish in consultation with an insurer an alternate supervisory target based upon the company’s risk profile. The ICA requires property and casualty insurance companies to maintain a minimum amount of capital calculated by reference to, and varying with, the risk characteristics of each category of on and off-balance sheet assets held by the company, policy liabilities and reinsurance receivable and recoverable. This MCT calculation typically requires the application of quantitative factors to assets, as well as to certain off-balance sheet items, based on a number of prescribed risk components. The calculation of policy liabilities takes into account the risk associated with variations in claims, provisions, possible inadequacy of provisions for unearned premiums and the occurrence of catastrophes. The calculation of reinsurance receivable and recoverable includes the risk of default for recoverables from reinsurers arising from both credit and actuarial risk. Federally incorporated Canadian life insurers are subject to capital requirements specific to life insurance companies, which are referred to as the Minimum Continuing Capital and Surplus Requirements (MCCSR). OSFI expects life insurers to establish a target capital level, and maintain on going capital, at no less than the supervisory target of 150% of the MCCSR. OSFI may invoke various remedies if these minimums are not maintained, including freezing property or taking control of the company if necessary to protect the interests of policyholders.

Restrictions on Dividends and Capital Transactions

      Our insurance subsidiaries require regulatory approval prior to withdrawal of capital and, in certain circumstances, prior to the payment of dividends. The ICA prohibits the declaration or payment of any dividend on shares of an insurance company if there are reasonable grounds for believing a company is, or the payment of the dividend would cause the company to be, in contravention of applicable capital requirements. The ICA also prohibits the declaration or payment of a dividend in any financial year without OSFI approval if, at the time the dividend is declared, the total of the dividends declared by the company in that year would exceed the company’s aggregate net income up to that time in that year and its retained net income for the preceding two financial years. The ICA also requires an insurance company to notify the Superintendent of Financial Institutions of the declaration of a dividend at least 10 days prior to the date fixed for its payment. Similarly, the ICA prohibits the purchase for cancellation of any shares issued by an insurance company or the redemption of any redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that he company is, or the payment would cause the company to be, in contravention of its applicable capital requirements. These latter transactions would also require the prior approval of the Superintendent of Financial Institutions.

Constraints on Shares

      The ICA contains certain restrictions on the purchase or other acquisition, issue, transfer and voting of any shares of an insurance company. Pursuant to these restrictions, no person is permitted to acquire shares of any of our Canadian insurance subsidiaries, or to acquire control of a company who holds such an interest, if the acquisition would cause the person to have a “significant interest” in any class of shares of the company, unless the prior approval of the Minister of Finance (Canada) is obtained. In addition, we are not permitted to record any transfer or issue of shares of an insurance subsidiary if the transfer or issue would cause the person to have a significant interest in the company and such interest has not been approved. No person who has a significant interest in such a company may exercise any voting rights attached to the shares held by such, person unless the prior approval of the Minister of Finance (Canada) is obtained. If a person contravenes any of these restrictions, the Minister of Finance (Canada) may, by order, direct that person to dispose of all or any portion of those shares. For these purposes, a person has a significant interest in a class of shares of an insurance company where the aggregate of any shares of that class beneficially owned by that person, or an entity controlled by that person and by any person associated or acting jointly or in concert with that person, exceeds 10% of all outstanding shares of that class of shares of the company.

Provincial Insurance Regulation

      Each of our insurance subsidiaries is subject to provincial and territorial regulation and supervision in each of the provinces and territories of Canada in which they carry on business. Provincial insurance regulations deal primarily with the form of insurance contracts and the sale and marketing of insurance products, including licensing and supervision of insurance distributors. In the provinces of Alberta, Ontario, New Brunswick and Newfoundland premium rates for automobile insurance are regulated by public authorities. They require insurers to submit proposed rates to a regulatory body and have them approved before use. The approval process may also involve a hearing. With respect to insurance policies, provincial regulation automatically deems different insurance contracts to include certain terms that cannot be changed without the approval of the relevant regulatory authority.

Property and Casualty Insurance Compensation Corporation (PACICC)

      The Canadian property and casualty insurance industry created PACICC to provide Canadian policyholders with protection, within limits, against the loss of policy benefits in the event of the insolvency of their insurance company. PACICC is funded by its member insurance companies, including our Canadian property and casualty insurance subsidiaries.

Canadian Life and Health Insurance Compensation Corporation (Compcorp)

      Compcorp provides its member companies’ policyholders with specified levels of protections against the loss of benefits due to the financial failure of a member company. Compcorp is a not-for-profit corporation established and funded by its members, including our subsidiary, Federated Life Insurance Company of Canada.

United Kingdom

Acquisition or Change of Control

      The United Kingdom Insurance Companies Act of 1982 requires prior approval by the Financial Services Authority of anyone proposing to become a controller of an insurance company or a reinsurance company that carries on business in the United Kingdom but which is incorporated outside the United Kingdom. In this case, any company or individual who is entitled to exercise or control the exercise of 15% or more of the voting power at any general meeting of the insurance company or reinsurance company, or of a body corporate of which it is a subsidiary, is considered a “controller.” The operating subsidiaries of OdysseyRe in its London Market division carry on business in the United Kingdom.

      Under the bylaws made by Lloyd’s pursuant to the Lloyd’s Act of 1982, the prior written approval of the Council of Lloyd’s is required of anyone proposing to become a “controller” of any Lloyd’s Managing Agency. Any company or individual that holds 10% or more of the shares in the managing agency company, or is entitled to exercise or control the exercise of 10% or more of the voting power at any general meeting of the Lloyd’s Managing Agency or, in both cases, of another company of which the Lloyd’s Managing Agency is a subsidiary, is considered a “controller.” Newline, a subsidiary of OdysseyRe, is a Lloyd’s Managing Agency.

Dividends

      U.K. law prohibits any U.K. company from declaring a dividend to its stockholders unless such company has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on a company’s accumulated realized profits less its accumulated realized losses. While there are no additional statutory restrictions imposed by the United Kingdom insurance regulatory laws upon an insurer’s ability to declare dividends, insurance regulators in the United Kingdom strictly control the maintenance of each insurance company’s solvency margin within their jurisdiction and may restrict an insurer from declaring a dividend beyond a level which the regulators determine would adversely affect an insurer’s solvency requirements. It is common practice in the United Kingdom to notify regulators in advance of any significant dividend payment.

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by us with the securities commission or similar authority in each of the provinces of Canada and filed with or furnished to the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, are specifically incorporated by reference in this prospectus:

(1) our renewal annual information form for the year ended December 31, 2002, dated May 15, 2003;

(2) our audited consolidated financial statements and the notes thereto, including balance sheets as at December 31, 2003 and 2002 and earnings, retained earnings and cash flow statements for each of the years in the three year period ended December 31, 2003, together with the report of the auditors thereon;

(3) management’s discussion and analysis for the annual consolidated financial statements as at and for the periods referred to in paragraph 2;

(4) our material change reports dated April 17, 2003 and May 22, 2003, both relating to the initial public offering by Northbridge, and our material change report dated July 9, 2003 relating to the issuance and sale of our convertible debentures due 2023; and

(5) our management information circular dated March 1, 2004 in connection with the annual meeting of shareholders to be held on April 14, 2004, other than the sections entitled “Executive Compensation,” “Performance Graph” and “Statement of Corporate Governance Practices.”

      Any documents of the types referred to in paragraphs 1 to 5 above (excluding confidential material change reports) filed by us with the securities regulatory authorities in Canada or filed with or furnished to the SEC after the date of this prospectus and prior to the termination of the exchange offer hereunder shall be deemed to be incorporated by reference into this prospectus.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Bradley P. Martin, Vice President and Corporate Secretary, at Suite 800, 95 Wellington Street West, Toronto, Ontario M5J 2N7. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from our Vice President and Corporate Secretary at the above-mentioned address. Copies of documents that we have filed with the securities regulatory authorities in Canada may be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports and other information with or to the SEC. Our recent SEC filings may be obtained over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file or furnish with or to the SEC at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.

LIST OF DOCUMENTS FILED WITH THE SEC

      The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to above under the heading “Documents Incorporated by Reference”; consents of the independent auditors and Torys LLP; powers of attorney; the indenture; and the Statement of Eligibility of the Trustee on Form T-1.

LEGAL MATTERS

      Certain legal matters relating to the new notes offered by this prospectus will be passed upon on our behalf by Torys LLP, our Canadian counsel, and Shearman & Sterling LLP, our U.S. counsel. As of the date hereof, the lawyers of Torys LLP, directly or indirectly, in aggregate, own less than one percent of our outstanding subordinate voting shares.

EXPERTS

      The consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 incorporated by reference into this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

AUDITORS

      Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants, Royal Trust Tower, Suite 3000, P.O. Box 82, 77 King Street West, Toronto, Ontario, Canada M5K 1G8.

The exchange agent for the exchange offer is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only): (212) 809-8839 Attention: Theresa Rodrigues By telephone: Theresa Rodrigues (212) 269-5550 (ext. 6832)	By Mail or Hand: 48 Wall Street, 22nd Floor New York, New York 10005 Attention: Theresa Rodrigues (212) 269-5550 (ext. 6832)

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent or the dealer managers at each of their addresses set forth below:

The information agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All other Call Toll-Free: (800) 431-9633

The dealer managers for the exchange offer are:

Banc of America Securities LLC 214 North Tryon Street, 17th Floor Charlotte, North Carolina 28255 Attention: High Yield Special Products (888) 292-0070 (U.S. toll-free) (704) 388-4813 (collect)	Citigroup Global Markets Inc. 390 Greenwich Street, 4th Floor New York, New York 10013 Attention: Liability Management Group (800) 558-3745 (U.S. toll-free)	RBC Capital Markets Corporation One East Weaver Street, 3rd Floor Greenwich, Connecticut 06831 Attention: High Yield Capital Markets (212) 858-7201 (collect)

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

     Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, and the corporation may advance moneys to the individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify the individual, and any advance must be repaid by the individual, unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of a civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

     In accordance with and subject to the CBCA, the by-laws of Fairfax Financial Holdings Limited (“Fairfax”) provide that, subject to the CBCA, Fairfax shall indemnify a director or officer of Fairfax, a former director or officer of Fairfax, or a person who acts or acted at Fairfax’s request as a director or officer of a body corporate of which Fairfax is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Fairfax or a director or officer of such body corporate, if he or she (a) acted honestly and in good faith with a view of the best interests of Fairfax and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Fairfax shall also indemnify such person in such other circumstances as the CBCA or law permits or requires.

     Fairfax maintains directors’ and officers’ liability insurance which insures the directors and officers of Fairfax and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The exhibits listed in the exhibits index, appearing elsewhere in this registration statement, have been filed as part of this registration statement.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquires made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

     Concurrently with the filing of the Registration Statement on Form F-10 on March 23, 2004, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

     CIBC Mellon Trust Company (formerly The R-M Trust Company), as co-trustee under the indenture relating to the debt securities registered hereby, has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

     Any change to the name or address of the agent for service of the Registrant or CIBC Mellon Trust Company shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on March 29, 2004.

FAIRFAX FINANCIAL HOLDINGS LIMITED
By:	/s/ Bradley P. Martin
Bradley P. Martin
Vice President and Corporate Secretary

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     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* V. Prem Watsa	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2004

* Trevor Ambridge	Chief Financial Officer and Vice President (Principal Financial Officer)	March 29, 2004

* M. Jane Williamson	Vice President (Principal Accounting Officer)	March 29, 2004

* Frank B. Bennett	Director	March 29, 2004

Anthony F. Griffiths	Director

* Robbert Hartog	Director	March 29, 2004

*	By:	/s/ Bradley P. Martin
Bradley P. Martin Attorney-in-Fact

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AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Amendment No. 1 to the Registration Statement, solely in its capacity as the duly authorized representative of Fairfax Financial Holdings Limited in the United States, in the Province of Ontario, Canada, on March 29, 2004.

FAIRFAX INC.
By:	/s/ Bradley P. Martin
	Name:	Bradley P. Martin
	Title:	Vice President and Corporate Secretary

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EXHIBIT INDEX

Exhibit
Number	Description	Page
4.1	Renewal Annual Information Form of the Registrant for the year ended December 31, 2002, dated May 15, 2003 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed on May 21, 2003).

4.2	The Registrant’s audited consolidated financial statements and the notes thereto, including balance sheets as at December 31, 2003 and 2002 and earnings, retained earnings and cash flow statements for each of the years in the three year period ended December 31, 2003, together with the report of the auditors thereon (incorporated by reference to the Registrant’s 2003 Annual Report included in the Current Report on Form 6-K furnished on March 10, 2004).

4.3	The Registrant’s Management’s Discussion and Analysis for the annual consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 (incorporated by reference to the Registrant’s 2003 Annual Report included in the Current Report on Form 6-K furnished on March 10, 2004).

4.4	The Registrant’s Material Change Reports dated April 17, 2003 and May 22, 2003, both relating to the initial public offering by Northbridge Financial Corporation and the Registrant’s Material Change Report dated July 9, 2003 relating to the issuance and sale of the Registrant’s convertible debentures due 2023 (incorporated by reference to the Current Reports on Form 6-K filed on April 15, 2003, May 23, 2003 and July 10, 2003, respectively).

4.5	The Registrant’s Management Information Circular dated March 1, 2004 in connection with the annual meeting of shareholders to be held on April 14, 2004, other than the sections entitled “Executive Compensation,” “Performance Graph” and “Statement of Corporate Governance Practices” (incorporated by reference to the Current Report on Form 6-K furnished on March 17, 2004).

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of Torys LLP.*

6.1	Powers of Attorney.*

7.1	Indenture dated as of December 1, 1993 among the Registrant, The Bank of New York (formerly known as Bank of Montreal Trust Company) and CIBC Mellon Trust Company (formerly known as The R-M Trust Company) (incorporated by reference to Registration Statement 33-94364).

7.2	Statement of Eligibility and Qualification of Bank of Montreal Trust Company on Form T-1 (incorporated by reference to Registration Statement 33-71976).

*	Previously filed.

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